UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________________________________
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12
SILA REALTY TRUST, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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SILA REALTY TRUST, INC.
1001 Water St., Suite 800
Tampa, Florida 33602
April 28, 2022
Dear Stockholder:
You are cordially invited to attend our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, July 7, 2022, at 1:00 p.m. Eastern Time at our office located at 1001 Water St., Suite 800, Tampa, Florida 33602.
The matters expected to be acted upon at the meeting are described in the following Notice of the Annual Meeting and Proxy Statement.
Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of Sila Realty Trust, Inc. and for a discussion of the business to be considered at the meeting.
It is important that you use this opportunity to take part in the affairs of Sila Realty Trust, Inc. by voting on the business to come before this meeting. Whether or not you expect to attend the Annual Meeting and vote at the meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or submit your proxy by using the telephone or the Internet, so that your shares may be represented at the meeting. For special instructions on how to vote your shares, please refer to the instructions on the proxy card. Submitting a proxy does not deprive you of your right to attend the meeting and to vote your shares during the meeting.
We look forward to seeing you at the meeting.

Sincerely,

Michael A. Seton
Chief Executive Officer and President

SILA REALTY TRUST, INC.
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 7, 2022

To Sila Realty Trust, Inc. Stockholders:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Sila Realty Trust, Inc., a Maryland corporation (the “Company,” “we,” or “us”), will be held on Thursday, July 7, 2022, at 1:00 p.m. Eastern Time at our office located at 1001 Water St., Suite 800, Tampa, Florida 33602.
The purposes of the meeting are to consider and vote upon:
1. the election of six directors to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
2. a proposal to adopt our Third Articles of Amendment and Restatement;
3. the approval (on a non-binding advisory basis) of our executive compensation as described in this proxy statement ("say-on-pay");
4. the ratification of the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the year ending December 31, 2022; and
5. such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The proposals and other related matters are discussed in the following pages, which are made part of this notice.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL OF OUR THIRD ARTICLES OF AMENDMENT AND RESTATEMENT, FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Only stockholders of record at the close of business on April 19, 2022, or the record date, are entitled to receive this notice and to vote at the Annual Meeting. As of the close of business on the record date, there were 168,796,936 shares of our Class A common stock outstanding (including restricted Class A common stock), 16,373,597 shares of our Class I common stock outstanding, 40,518,554 shares of our Class T common stock outstanding and 166,533 shares of our Class T2 common stock outstanding. We reserve the right, in our sole discretion, to adjourn or postpone the Annual Meeting to provide more time to solicit proxies for the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 7, 2022.
The proxy statement, form of proxy card and annual report to stockholders are available (a) for all stockholders other than those listed in (b), at www.proxydocs.com/sila with the use of the control number on your proxy card, and (b) for stockholders with accounts for which AXA Advisors, LLC, Ameriprise Financial, Inc., Wells Fargo Clearing Services, LLC and LPL Financial LLC act as broker-dealer of record, at www.proxyvote.com with the use of the control number on your proxy card.
Whether or not you expect to attend the Annual Meeting, we urge you to read the proxy statement and either complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or submit your proxy by telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instruction on the proxy card. Your prompt response will help avoid potential delays and may save the company significant additional expense associated with soliciting stockholder votes. You may revoke your proxy at any time prior to its exercise.

Sincerely,
By Order of the Board of Directors

Kay C. Neely
Chief Financial Officer, Executive Vice President, Treasurer and Secretary
Tampa, Florida
April 28, 2022
PLEASE VOTE - YOUR VOTE IS IMPORTANT

SILA REALTY TRUST, INC.
(A Maryland Corporation)

SILA REALTY TRUST, INC.
1001 Water St., Suite 800
Tampa, Florida 33602
PROXY STATEMENT
QUESTIONS AND ANSWERS
This proxy statement is being provided to Sila stockholders as of the record date as part of a solicitation of proxies by Sila’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment or postponement thereof. This proxy statement provides Sila stockholders with important information they need to know to be able to vote, or instruct their bank, broker, trust or other nominee to vote, at the Annual Meeting or any adjournment or postponement thereof.
To make this information easier to understand, we have presented some of the information below in a question and answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy to vote your shares of the Company’s common stock at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and is designed to assist you in voting. This proxy statement and the proxy card are being mailed to you on or about April 29, 2022. You do not need to attend the Annual Meeting in order to vote.

Q:	What is a proxy?

A:
A proxy is a person who votes the shares of stock of another person who does not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, or give your proxy by telephone or over the Internet, you are authorizing us to vote your shares of common stock at the Annual Meeting. The person who will vote your shares of common stock at the Annual Meeting is either Michael A. Seton or Kay C. Neely. They will vote your shares of common stock as you instruct. The proxies will not vote your shares of common stock if you do not return the enclosed proxy card or submit your proxy by telephone or over the Internet. This is why it is important for you to return the proxy card or submit your proxy by telephone or over the Internet to us as soon as possible whether or not you plan on attending the meeting in person. If you sign and return the proxy card, or authorize your proxy by telephone or over the Internet, and give no instructions, the proxies will vote "FOR" each of the director nominees, "FOR" the approval of our Third Articles of Amendment and Restatement, "FOR" our executive compensation and "FOR" the ratification of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the Board or, in the absence of such a recommendation, in their discretion.

If you authorize your proxy over the Internet or by telephone, please do not return your proxy card.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Thursday, July 7, 2022, at 1:00 p.m. Eastern Time at our office at 1001 Water St., Suite 800, Tampa, Florida 33602.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the Annual Meeting, we would appreciate it if you would mark the appropriate box on the applicable enclosed proxy card or call us at 833-404-4107 to let us know how many stockholders will be attending the meeting and a suitable meeting room for the attendees can be prepared.

Q:	How many shares of common stock can vote?

A:
As of the close of business on April 19, 2022, or the record date, there were 168,796,936 shares of our Class A common stock outstanding (including restricted Class A common stock), 16,373,597 shares of our Class I common stock outstanding, 40,518,554 shares of our Class T common stock outstanding and 166,533 shares of our Class T2 common stock outstanding. Every stockholder of record as of the close of business on April 19, 2022, is entitled to one vote for each share of common stock held at that date and time. Fractional shares will have corresponding fractional votes. For purposes of this proxy statement, when we refer to common stock, we are referring to Class A common stock, Class I common stock, Class T common stock and Class T2 common stock. Shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock vote together as a single class, and each share is entitled to one vote on each matter submitted to a vote at a meeting of our stockholders.

Q:	What is a “quorum”?

A:
There must be a quorum present in order for the Annual Meeting to be a duly held meeting at which business can be conducted. In order to have a quorum for the transaction of business by the holders of common stock, holders of common stock entitled to cast at least 50% of all the votes entitled to be cast by the holders of common stock at the Annual Meeting on any matter must be present in person or by proxy. As of the record date, there were 225,855,620 shares of common stock outstanding (including restricted Class A common stock), held by approximately 65,148 holders of record. Each share of common stock is entitled to one vote on each proposal presented at the Annual Meeting. If you submit a properly executed proxy card, even if you abstain from voting or do not give instructions for voting, then you will at least be considered part of the quorum. Broker non-votes will also be counted to determine whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Q:	What may I vote on?

A:	At the Annual Meeting, you will be asked to consider and vote upon: (i) the election of six directors, to hold office for a one-year term expiring at the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified; (ii) the approval of our Third Articles of Amendment and Restatement; (iii) the approval of our executive compensation as described in this proxy statement; (iv) the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2022; and (v) such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Q:	How does the Board recommend I vote on the proposals?

A:
The Board unanimously recommends that you vote your shares “FOR” each of the nominees for election as director who are named as such in this proxy statement, "FOR" the approval of our Third Articles of Amendment and Restatement, "FOR" our executive compensation as described in this proxy statement and “FOR” the ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2022. No director has informed us that he or she intends to oppose any action intended to be taken by us.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on the record date is entitled to vote at the Annual Meeting.

Q:	What vote is required to approve each proposal that comes before the Annual Meeting?

A:
Proposal No. 1 — Election of Directors. The holders of a majority of the shares of common stock of the Company entitled to vote who are present in person or by proxy at a meeting of stockholders duly called at which a quorum is present, may, without the necessity for concurrence by the Board, vote to elect a director. This means that a nominee for the Board needs to receive more votes for his or her election than withheld from or present but not voted in his or her election in order to be elected to the Board. Because of this requirement, “withheld” votes and broker non-votes will have the effect of a vote against each nominee for the Board. If an incumbent nominee for the Board fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.

Proposal No. 2 — Approval of Our Third Articles of Amendment and Restatement. To approve our Third Articles of Amendment and Restatement, the affirmative vote of the holders of a majority of all of the outstanding shares of our Class A common stock, Class T common stock, Class I common stock, and Class T2 common stock, as of the close of business on the record date, voting together as a single class, must be cast in favor of the proposal. Abstentions and broker non-votes will have the same effect as a vote against the approval of our Third Articles of Amendment and Restatement.

Proposal No. 3 — Non-Binding Advisory Vote on Executive Compensation. While the proposal to approve the compensation for our named executive officers as described in this proxy statement is non-binding, we will consider the input of stockholders based on the vote of at least a majority of all the votes cast on the proposal. For purposes of this proposal, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

Proposal No. 4 — Ratification of Appointment of Independent Registered Accounting Firm. To approve the ratification of the appointment of KPMG, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions and broker non-votes will have no impact on the proposal to ratify the appointment of KPMG.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. In order to vote in person, you must attend the Annual Meeting. Whether you plan to attend the Annual Meeting and vote in person or not, we urge you to have your vote recorded. Stockholders may submit their proxy via mail, using the enclosed proxy card. In addition, stockholders who live in the United States may authorize a proxy by following the “Vote by Phone” instructions on the enclosed proxy card. Stockholders with Internet access may submit a proxy by following the “Vote by Internet” instructions on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. If you attend the Annual Meeting, you also may submit your vote in person, and any previous votes or proxies that you submitted will be superseded by the vote that you cast at the Annual Meeting. However, attendance at the Annual Meeting without voting your shares is not sufficient to revoke any previously authorized proxy. If you return your signed proxy card, or authorize your proxy by telephone or over the Internet, but do not indicate how you wish to vote, your shares of common stock will be counted as present for purposes of determining a quorum and voted: (i) “FOR” each of the nominees for director, (ii) "FOR" the approval of our Third Articles of Amendment and Restatement, (iii) “FOR” our named executive officer compensation as described in this proxy statement, (iv) “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2022 and (v) with respect to any other proposals to be voted upon in the absence of a recommendation of the Board, in the discretion of the proxies.

Q:	Will my vote make a difference?

A:
Yes. Your vote is needed to ensure that the proposals can be acted upon. Unlike most public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the Annual Meeting to constitute a quorum. THEREFORE, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expense associated with soliciting stockholder votes. We encourage you to participate in the governance of the Company and welcome your attendance at the Annual Meeting.

Q:	What if I return my proxy card and then change my mind?

A:	You have the right to revoke your proxy at any time before the vote by:

(1) Notifying Kay C. Neely, our Chief Financial Officer, Executive Vice President, Treasurer and Secretary, in writing at our offices located at 1001 Water St., Suite 800 Tampa, Florida 33602;

(2) Attending the Annual Meeting and voting; or

(3) Authorizing another proxy again at a later date using the same procedure as set forth above, but before the Annual Meeting date. Only the most recent proxy authorization or vote will be counted and all others will be discarded regardless of the method of voting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the election of directors, the approval of our Third Articles of Amendment and Restatement, the advisory vote on our executive compensation, and the ratification of our auditor, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Michael A. Seton, our Chief Executive Officer and President, and Kay C. Neely, our Chief Financial Officer, Executive Vice President, Treasurer and Secretary, to vote on such matters in their discretion.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors, officers or employees, as well as third-party proxy service companies we retain, may also solicit proxies in person, by telephone or by any other electronic means of communication we deem appropriate. No additional compensation will be paid to our directors, officers or employees for such services. We have retained Mediant Communications, Inc. to assist us in the distribution of proxy materials and solicitation of votes. We anticipate the costs of services incidental to the proxy solicitation to be approximately $164,400, excluding out of pocket expenses.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	If I share my residence with another stockholder of the Company, how many copies of the proxy statement should I receive?

A:	The SEC has adopted a rule concerning the delivery of disclosure documents that allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus, or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and the Company. It reduces the volume of duplicative information received at your household and helps the Company reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Mediant at (844) 391-3599 or write to P.O. Box 8035, Cary, North Carolina 27512-9916. If you are a stockholder that receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

Sila Realty Trust, Inc. Attn: Kay C. Neely, Secretary 1001 Water St., Suite 800 Tampa, Florida 33602 (833) 404-4107 Mediant Communications, Inc. P.O. Box 8035 Cary, North Carolina 27512-9916 (844) 391-3599

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
At the Annual Meeting, you and the other stockholders will vote on the election of all six members of the Board. Persons elected will serve as directors until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The Board has nominated the following people for re-election as directors:
•Jonathan Kuchin
•Adrienne Kirby
•Roger Pratt
•Michael A. Seton
•Z. Jamie Behar
•Verett Mims
On March 18, 2022, Randall Greene and Ronald Rayevich informed the Board that they will not stand for re-election to the Board at the Annual Meeting. Messrs. Greene and Rayevich both indicated that this decision is not due to any disagreement with the Company or its management.
Each of the nominees for director is either a current member of, or has already been elected by the directors to, the Board (on March 18, 2022, the Board elected Ms. Behar and Ms. Mims as directors, effective June 1, 2022). The principal occupation and certain other information about the nominees are set forth below. We are not aware of any family relationship among any of the nominees to become directors or any of the executive officers of the Company. Each of the nominees for election as a director has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director, except that such nominees have agreed to serve as our directors if elected.
If you return a properly executed proxy card, or if you authorize your proxy by telephone or over the Internet, the individuals named as the proxies will vote your shares for the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the Board may reduce its size, designate a substitute nominee, or fill the vacancy through a majority vote of the remaining directors (including a majority of the remaining independent directors if the vacancy relates to an independent director position). If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.
Vote Required; Recommendation
The holders of a majority of the shares of common stock of the Company entitled to vote who are present in person or by proxy at a meeting of stockholders duly called at which a quorum is present, may, without the necessity for concurrence by the Board, vote to elect a director. This means that a nominee for the Board needs to receive more votes for his or her election than withheld from or present but not voted in his or her election in order to be elected to the Board. Because of this requirement, “withheld” votes and broker non-votes will have the effect of a vote against each nominee for the Board. If an incumbent nominee for the Board fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.
THE BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR” EACH OF THE SIX NOMINEES FOR ELECTION AS DIRECTORS.

CERTAIN INFORMATION ABOUT OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Board of Directors
In accordance with applicable law and our charter and bylaws, the business and affairs of the Company are managed under the direction of the Board.
Board Membership Criteria and Selection of Directors
The Board annually reviews the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or healthcare industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflicts of interest with the Company and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the Board shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. A majority of our directors must be independent, as defined in our charter. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.
The Board is responsible for selecting its own nominees and recommending them for election by the stockholders. Each of our nominees was recommended by the Nominating and Corporate Governance Committee (the "NCG Committee") of the Board. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by the stockholders annually.
In its nomination review process, the Board solicits candidate recommendations from its own members and management of the Company. From time to time, we may employ or pay a fee to a third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, if we determine such action to be in the best interests of the Company. In 2021, the NCG Committee engaged Ferguson Partners, an executive search firm and an affiliate of FPL Associates, L.P., or FPL, to assist us in the search for two new directors. Ferguson Partners identified, and the Board subsequently elected as directors of the Company, Z. Jamie Behar and Verett Mims, who are nominated for re-election at the annual meeting. The fees paid to Ferguson Partners are discussed below under “Role of the Compensation Consultant.”
The NCG Committee of the Board also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. The NCG Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm) compiling names of potentially eligible candidates, vetting candidates’ qualifications, conducting background and reference checks, conducting interviews with candidates and/or others (as schedules permit), meeting to consider and recommend final candidates to the Board and, as appropriate, preparing and presenting to the Board an analysis with regard to particular, recommended candidates. It is the policy of the NCG Committee to consider any director candidates recommended by stockholders of the Company in the same manner in which it evaluates other potential nominees, so long as the information regarding director candidates recommended by stockholders is submitted in compliance with the Company’s charter and bylaws. Stockholders may directly nominate potential directors for consideration at an annual meeting (without the recommendation of the Board) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11 of our bylaws.
In considering possible candidates for election as a director, the Board is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to base advice and guidance to management in the conduct of our real estate investment and management activities; (iv) have sufficient time available to devote to our affairs; and (v) represent the long-term interests of our stockholders as a whole. The Board regularly assesses the composition and diversity of its members, in the broadest sense, reflecting, but not limited to, age, experience, skills, geography, gender and ethnicity. While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Director Nominees
The Board has nominated each of the following individuals for election as a director to serve until our 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Messrs. Kuchin and Pratt and Mss. Kirby, Behar, and Mims qualify as independent directors.

Name	Age	Positions
Jonathan Kuchin	70	Chairman of the Board (Independent)
Adrienne Kirby	68	Director (Independent)
Roger Pratt	69	Director (Independent)
Z. Jamie Behar	64	Director (Independent)
Verett Mims	59	Director (Independent)
Michael A. Seton	49	Chief Executive Officer, President and Director
Jonathan Kuchin has been an independent director of Sila Realty Trust, Inc. since April 2014. Mr. Kuchin has more than 29 years of experience in public accounting, focusing on public companies and their financial and tax issues, including accounting for income taxes, initial public offerings, public financings, mergers and acquisitions, executive compensation issues, and implementation and compliance with the Sarbanes-Oxley Act of 2002. Mr. Kuchin served as an independent director of Carter Validus Mission Critical REIT, Inc. from March 2011 to October 2019. From 1997 until his retirement in 2010, Mr. Kuchin served in various positions with PricewaterhouseCoopers, most recently as a tax partner, 2004 – 2010, where he focused on public and private REIT clients, SEC reporting aspects of public REITs, including accounting for income taxes and uncertainty of income taxes, as well as compliance with the Sarbanes-Oxley Act. From October 1988 to July 1997, Mr. Kuchin held various positions with Coopers & Lybrand, culminating in partnership. Mr. Kuchin obtained a bachelor’s in business economics from the University of California, Santa Barbara in 1981 and is licensed as a certified public accountant. Mr. Kuchin was selected to serve as an independent director because of his significant real estate industry experience and his expansive knowledge in the public accounting and tax.
Adrienne Kirby became an independent director and member of the Audit Committee and the Nominating and Corporate Governance Committee of Sila Realty Trust, Inc. in April 2021. Since 2019, Ms. Kirby has served on the board of directors of three private companies, Trellis Rx, MedVet, and Greenway Health. Most recently, Ms. Kirby served in several capacities with Cooper University Health Care: Executive Chairman and Chief Executive Officer (2018 – 2019), President and Chief Executive Officer (2013 –2018), and Senior Vice President and Chief Operating Officer (2012 – 2013). In these roles, Ms. Kirby led the implementation of a strategic partnership and strategic plan resulting in key growth outcomes, the transformation from a safety net hospital to a regional academic tertiary care center with a new medical school and advanced programs in cancer, cardiac, trauma and surgical care, extensive facility acquisition, development and expansion initiatives, and other pivotal partnerships, initiatives and transformations, significantly improving the company’s financial performance and achieving unprecedented volume growth. From 2010 to 2012, Ms. Kirby worked for MedStar Health, a nine hospital healthcare system with operations in Washington, D.C. and throughout Maryland, as Senior Vice President, MedStar then President, Franklin Square Medical Center. Previously, Ms. Kirby worked for VIRTUA Health, the largest health system in southern New Jersey, performing in various roles from 1999 to 2010, culminating as Chief Operating Officer. Earlier in her career, Ms. Kirby held various positions with Christina Care, the University of Pennsylvania Medical Center, and Hahnemann University. Ms. Kirby earned a bachelor’s degree in nursing from Rutgers University and a master’s degree in nursing and a Ph.D. from the University of Pennsylvania. Ms. Kirby was selected to serve as an independent director because of her significant experience leading and operating healthcare systems.
Roger Pratt has been an independent director and member of the Audit Committee of Sila Realty Trust, Inc. since July 2018. Mr. Pratt currently serves as Senior Advisor to the Elite International Investment Fund (2016 – present). Mr. Pratt was the Managing Director for Prudential Real Estate Investors (PREI) from 1995 until his retirement in 2014. In this capacity, he served as a senior leader at PREI, which over the course of his 32-year career with PREI became a global real estate manager with over $50 billion in gross assets. Mr. Pratt held various roles with PREI and entities affiliated with Prudential: (1) member of the U.S., Latin American and Global Investment and Management Committees of PREI (1995 – 2013); (2) Co-Chief Risk & Investment Officer of PREI (2012 – 2014); (3) US Senior Portfolio Manager of PREI (1995 – 2011); (4) directing role for PREI’s US Single Client accounts (1997 – 2011); (5) directing role for PREI’s Senior Housing platform (2003 – 2010); (6) Co-founder and Senior Portfolio Manager of PRISA III (2003 – 2010); (7) Senior Portfolio Manager of PRISA II (1995 – 2011); and (8) Portfolio Manager of PREI (1992 – 1995). From 1982 to 1992, Mr. Pratt served in various capacities with the Prudential Realty Group (PRG) as an asset manager and later served as the head of PRG’s New Jersey regional office and co-head of PRG’s national development portfolio. On behalf of PRISA II, Mr. Pratt served on the board of trustees of Starwood Hotels and Resorts Worldwide, Inc. (1997 – 1999) (formerly NYSE: HOT). Previously, he served as a Community Development Planner for the State of North Carolina (1976 – 1980). Mr. Pratt serves on the Wood Center Real Estate Studies

Advisory Board at the University of North Carolina, the Foundation Board of the Mason School of Business at the College of William and Mary, the Board of Directors of the Schumann Fund for New Jersey, and the Board of Directors of The George Washington University Museum and The Textile Museum in Washington, D.C. Mr. Pratt earned a master of regional planning in 1976 from the University of North Carolina, a master of business administration in 1982 as a Dean’s Scholar from the University of North Carolina, and a bachelor of arts degree from the College of William and Mary in 1974, graduating Phi Beta Kappa. Mr. Pratt was selected to serve as an independent director because of his significant real estate and capital markets experience.
Z. Jamie Behar was elected to our Board on March 18, 2022 (but effective June 1, 2022). She has been a director of Armour Residential REIT, Inc. (“Armour”) since August 2019, and is a member of the Audit Committee. Ms. Behar joined the board of directors of Shurgard Self Storage upon the company’s IPO in October 2018, and serves as Chair of the Investment Committee and as a member of the Audit Committee. Ms. Behar joined the board of directors of the Broadstone Real Estate Access Fund upon its formation in January 2018, and serves as Lead Board Director for Benefit Street Partners Multifamily Trust (formerly Broadtree Residential), a non-traded REIT, having joined the board in October 2019. From 2005 to 2015, Ms. Behar was Managing Director, Real Estate & Alternative Investments, for GM Investment Management Corporation (“GMIMCo”), having previously served as Portfolio Manager at GMIMCo for 19 years. Ms. Behar was responsible for the management of approximately $12 billion at peak portfolio value of primarily private market and publicly traded real estate on behalf of both General Motors Company and other unaffiliated clients. Ms. Behar’s previous public real estate company board of director positions include Sunstone Hotel Investors (2004-2020), Forest City Realty Trust (2017-2018), Gramercy Property Trust (2015-2018) and the Broadstone Real Estate Access Fund (2018-2022), and she also served as a member of the board of directors of Hospitality Europe, B.V., a private pan-European hotel company (1998-2006). Ms. Behar is a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts (“NAREIT”), and serves as co-chair of the Pension Real Estate Association (“PREA”) Governance Committee and as a member of the PREA Research Committee. Ms. Behar was on the board of directors of PREA from March 2008 through March 2014, having held the position of Board Chair from March 2010 to March 2011. Ms. Behar holds a B.S.E (magna cum laude) from The Wharton School, University of Pennsylvania, an M.B.A. from Columbia University Graduate School of Business, and the Chartered Financial Analyst (CFA) designation. In December 2018, Ms. Behar was the recipient of NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry.
Verett Mims was elected to our Board on March 18, 2022 (but effective June 1, 2022). She is also currently the Chief Financial Officer at Blum Capital Partners, L.P., a long-term strategic equity investment management firm where she has led a team of seasoned accounting/finance professionals with responsibility for the Financial, Operations, Compliance and Tax functions of the firm since 2020. Prior to joining Blum Capital, Ms. Mims worked at The Boeing Company from 2002 through early 2020. During her 18-year tenure at Boeing, Ms. Mims held several positions including Director, International Finance and the Assistant Treasurer, Global Treasury Operations. Ms. Mims had oversight of the foreign exchange, commodity and inflation hedging portfolio, cash investments and global banking infrastructure and her notable contributions include the development of tech-driven processes and systems that drove efficiency, multimillion-dollar cost savings, and operational excellence. Prior to joining Boeing, Ms. Mims spent seven years in sales serving as a strategic advisor to match foreign exchange solutions with corporate clients’ risk profiles at Citibank, NationsBank and Bank of Montreal where she pioneered an early Salesforce-like client management system and built a profitable book of business. Ms. Mims currently serves on the board of Illinois Humanities. She has previously served on the boards of Arts & Business Council of Chicago, San Miguel Schools of Chicago, Illinois Student Assistance Commission, Southern University MBA Board of Advisors, the Muntu Dance Theatre of Chicago, and most recently Steppenwolf Theatre of Chicago. Ms. Mims holds an M.B.A. from the Stanford University Graduate School of Business, an M.S. in physics from Massachusetts Institute of Technology, and a B.S. in physics from Southern University and A&M College.
Michael A. Seton has served as a director of Sila Realty Trust, Inc. since July 2018, Chief Executive Officer since April 2018 and as President since March 2015. Mr. Seton has more than 25 years of real estate investment and finance experience. He has served in various roles with the Company and entities affiliated with the Company: (1) Chief Executive Officer of Carter Validus Mission Critical REIT, Inc. (April 2018 – October 2019) and President (March 2015 – October 2019); (2) President of Carter/Validus Advisors, LLC (April 2012 – October 2019), member of the Investment Committee (November 2010 – October 2019), Chief Executive Officer (April 2018 – October 2019), Co-Chief Executive Officer (August 2015 –April 2018), Chief Investment Officer and Executive Vice President (July 2011 – April 2012), Vice President (November 2010 – July 2011), Chief Financial Officer (March 2010 – November 2010); (3) Chief Executive Officer of Carter Validus Advisors II, LLC (April 2018 – September 2020), Co-Chief Executive Officer (August 2015 – April 2018), President (January 2013 – September 2020), and member of the Investment Committee (January 2013 – September 2020); (4) Co-founder and Chief Executive Officer of Carter Validus REIT Management Company II, LLC (June 2012 – September 2020), Co-Chief Executive Officer (July 2015 – April 2018), and President (January 2013 – September 2020); (5) Co-founder and Chief Executive Officer of Carter/Validus REIT Investment Management Company, LLC (August 2009 – October 2019), Co-Chief Executive Officer (July 2015 – April 2018), and President (December 2009 – October 2019); (6) Chief Executive Officer of CV REIT

Management Company, LLC (March 2018 – September 2020) and Co-Chief Executive Officer (October 2015 – April 2018); (7) Chief Executive Officer of CV Data Center Growth & Income Fund Manager, LLC (May 2018 – December 2019); and (8) member of the Investment Committee of CV Data Center Growth & Income REIT Advisors, LLC (May 2018 – December 2019). Previously, Mr. Seton was a Managing Director and Division Head in the Originations Group at Eurohypo AG (including its predecessor organizations, now part of Commerzbank AG) from December 1996 until June 2009. In this role, Mr. Seton led a team of professionals in the origination, structuring, documentation, closing and syndication of real estate financings for private developers, traded and non-traded public real estate investment trusts, and real estate operating companies. Real estate finance transactions in which Mr. Seton was involved included both on and off-balance sheet executions, including senior debt and mezzanine financings. Mr. Seton obtained a Bachelor of Science in economics from Vanderbilt University in 1994.
Attendance at Board Meetings and the Annual Stockholder Meeting
The Board held nine meetings during the fiscal year ended December 31, 2021. Each of our directors in 2021 attended 100% of the aggregate total number of meetings of the Board held during the period for which he or she served as a director and of the aggregate total number of meetings held by all committees of the Board on which he or she served during the periods in which he or she served. Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage all of our directors to attend. All of our directors attended the 2021 Annual Meeting of Stockholders telephonically.
Director Independence
As required by our charter, a majority of the members of the Board must qualify as “independent directors” as affirmatively determined by the Board. The Board consults with our legal counsel and counsel to the independent directors, as applicable, to ensure that the determinations of the Board are consistent with our charter and applicable securities and other laws and regulations regarding the definition of “independent director.”
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board has determined that Messrs. Kuchin and Pratt and Mss. Kirby, Behar and Mims who comprise a majority of our board, qualify as independent directors. A copy of our independent director definition, which is contained in our charter and complies with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, or the NASAA REIT Guidelines, can be located on our website at www.silarealtytrust.com by clicking on "About Us," and then on "Board of Directors." Although our stock is not listed for trading on any national securities exchange, our independent directors also meet the current independence and qualifications requirements of the New York Stock Exchange.
Committees of our Board of Directors
Audit Committee
As of the date of this proxy statement, the Audit Committee is composed of Mr. Kuchin, Ms. Kirby, Mr. Greene, and Mr. Rayevich. The Audit Committee reports regularly to the full board and annually evaluates its performance. The Audit Committee meets periodically during the year, usually in conjunction with regular meetings of the Board. The Audit Committee, by approval of at least a majority of the members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm's plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal controls. The Board has adopted a charter for the Audit Committee that sets forth its specific functions and responsibilities. The Audit Committee charter can be located on our website at www.silarealtytrust.com by clicking on "Investors," "About Us," "Governance Documents," and then on "Audit Committee Charter."
Although our stock is not listed for trading on any national securities exchange, all four members of the Audit Committee meet the current independence and qualifications requirements of the New York Stock Exchange, as well as our charter and applicable rules and regulations of the SEC. While all four members of the Audit Committee have significant financial and/or accounting experience, the Board has determined that Mr. Kuchin satisfies the SEC’s requirements for an “Audit Committee financial expert” and has designated Mr. Kuchin as our Audit Committee financial expert. The Audit Committee met five times during 2021.

Compensation Committee
The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, policies, and our programs as they affect the executive officers, including reviewing the Company’s goals and objectives relevant to compensation, reviewing and approving base salaries, incentive compensation and supplemental or special benefits, reviewing and approving employment agreements, making recommendations to the Board regarding incentive compensation plans and equity-based plans, administering the Company’s incentive compensation plans and equity-based plans, reviewing disclosures in this proxy statement and compliance with SEC rules and regulations, monitoring and evaluating the Company’s exposure to risk in connection with compensation to the Company's named executive officers (“NEOs”), and performing any other functions deemed appropriate.
Without limiting the generality of this overall responsibility, the responsibilities of the Compensation Committee include: (a) reviewing and approving (or making recommendations to the Board regarding approval of) the Company’s corporate goals and objectives relevant to the compensation of the chief executive officer and evaluating the chief executive officer’s performance in light of such goals and objectives; (b) reviewing and approving (or making recommendations to the Board regarding approval of) base salary, incentive compensation and supplemental or special benefits, with respect to the executive officers other than the chief executive officer; (c) reviewing and approving (or making recommendations to the Board regarding approval of) executive officers’ employment agreements, severance agreements, and change of control agreements/provisions; (d) with respect to executive officers other than the chief executive officer, reviewing and recommending to the Board compensation, incentive compensation plans and equity based-plans; (e) administering the Company’s incentive compensation plans and equity-based plans as in effect and as adopted from time to time by the Board; (f) reviewing and approving new equity compensation plans or any material changes to an existing plan where stockholder approval has not been obtained; (g) reviewing and approving any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement; (h) ensuring appropriate overall corporate performance measures and goals are set and determining the extent that established goals have been achieved and any related compensation earned; (i) reviewing and discussing with the Company’s management the compensation-related disclosures required to be included in the Company’s annual proxy statement or annual report on Form 10-K to be filed with the SEC, and producing related reports on executive compensation to the extent required; (j) to the extent applicable, overseeing the Company’s policies regarding tax deductibility of executive compensation, provided that the Compensation Committee retains the flexibility to pay compensation that is not eligible for deduction under Section 162(m) as it deems appropriate; (k) overseeing the Company’s compliance with applicable SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes; (l) monitoring and evaluating the Company’s exposure to risk in connection with executive and director compensation; and (m) performing such other functions and having such other powers consistent with the Company’s charter and bylaws and governing law as the Compensation Committee or the Board may deem appropriate.
The Compensation Committee may form and delegate authority to subcommittees when appropriate. The Board may assign any duties of the Compensation Committee to another committee of the Board in whole or in part from time to time as the Board may determine subject to applicable laws and regulations.
Mr. Seton, our chief executive officer, may participate in general meetings of the Compensation Committee; however, he does not participate in any discussions determining his own compensation. Mr. Seton may, upon request from the Compensation Committee, provide the Compensation Committee with data pertinent to his and the other executive officers’ performance, particularly in regards to the individual objectives of each executive.
From time to time, the Compensation Committee may employ or pay a fee to a third party to assist the Compensation Committee in applying the Company’s compensation philosophy toward designing a compensation program for executive officers, analyzing current compensation conditions among the Company’s peers and assessing the competitiveness and appropriateness of compensation levels for executive officers, recommending compensation programs it deems advisable, and making specific recommendations to the Compensation Committee. In 2021, the Compensation Committee engaged FPL. For further discussion regarding the scope of services provided by, and fees paid to, FPL, see below under “Role of the Compensation Consultant.”
As of the date of this proxy statement, the members of the Compensation Committee are Mr. Greene, Mr. Pratt and Mr. Rayevich, all three of whom are independent directors. The Compensation Committee met four times during 2021. The Compensation Committee charter can be located on our website at www.silarealtytrust.com by clicking on "About Us," then on “Governance Documents,” and then on “Compensation Committee Charter.”
Nominating and Corporate Governance Committee
The NCG Committee develops the criteria necessary for prospective members of the Board and participates in the consideration of director nominees. The primary functions of our NCG Committee relating to the consideration of director nominees are to conduct searches and interviews for prospective director candidates, if necessary, review background information for all candidates for the Board, including those recommended by stockholders, and formally propose the slate of director nominees for election by the stockholders at the annual meeting. It is the policy of the NCG Committee to consider any director candidates recommended by stockholders of the Company in the same manner in which it evaluates other potential nominees, so long as the information regarding director candidates recommended by stockholders is submitted to the committee in compliance with the Company’s charter and bylaws. See under “Certain Information About Our Board of Directors and Executive Officers – Board of Directors – Board Membership Criteria and Selection of Directors” for additional discussion regarding the NCG Committee’s processes for identifying and evaluating nominees for director. The NCG Committee charter can be located on our website at www.silarealtytrust.com by clicking on "About Us," then on “Governance Documents,” and then on “Nominating and Corporate Governance Committee Charter.”
As of the date of this proxy statement, the members of our NCG Committee are Mr. Pratt, Mr. Kuchin, Ms. Kirby and Mr. Seton, three of whom are independent directors. The NCG Committee met five times during 2021.
Communication with Directors
We have established procedures for stockholders or other interested parties to communicate directly with the Board. Such parties can contact the Board by mail at: Chairman of Board of Sila Realty Trust, Inc. c/o Corporate Secretary, 1001 Water St., Suite 800 Tampa, Florida 33602.
The chairman of the Board will receive all communications made by these means, and will distribute such communications to such member or members of the Board as he deems appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded to members of the Audit Committee for review.
Board Leadership Structure
The Board believes that independent oversight of management is an important component of an effective Board of Directors. The Board currently operates under a leadership structure with separate roles for our chairman of the Board and our Chief Executive Officer. The Board believes it is important to select the chairman of the Board and our Chief Executive Officer in the manner it considers to be in our best interests at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues we face, and we believe are therefore in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. The Chairman and the Chief Executive Officer positions may be filled by one individual or by two different individuals.
The Board currently operates under a leadership structure with separate roles for our chairman of the Board and our Chief Executive Officer. Mr. Kuchin, an independent director of the Board, was elected by the Board as chairman of the Board effective July 28, 2020. As chairman of the Board, Mr. Kuchin presides over meetings of the Board, and Mr. Seton, as our Chief Executive Officer, is responsible for the general management of our business, financial affairs, day-to-day operations and presides over the annual meeting of stockholders.
The Board also believes, for the reasons set forth below, that our existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many companies seek to achieve by separating the roles of chairman of the Board and chief executive officer. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, our executive officers. Some of the relevant processes and other corporate governance practices include:
•A majority of our directors, including the chairman of the Board, are independent directors. Each director is an equal participant in decisions made by the Board. The Audit Committee and Compensation Committee are composed entirely of independent directors.
•Each of our directors is elected annually by our stockholders.
The Role of the Board of Directors in Risk Oversight
The Board oversees our stockholders’ interest in the long-term health and the overall success of the Company and its financial strength.
The Board is actively involved in overseeing risk management for the Company. It does so, in part, through its oversight of our property acquisitions and assumptions of debt, as well as its oversight of the Company’s executive officers.
In addition, our Audit Committee is responsible for assisting the Board in overseeing the Company’s management of risks related to financial reporting. Our Audit Committee has general responsibility for overseeing the accounting and financial processes of the Company, including oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the adequacy of the Company’s internal control over financial reporting.

Our Audit Committee reviews any potential material issues that are raised related to the Company’s financial statements or accounting policies. Additionally, in connection with the annual audit of the Company’s financial statements, our Audit Committee conducts a detailed review with the Company’s independent auditors of the accounting policies used by the Company and its financial statement presentation.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that is applicable to all members of the Board, our officers and our employees. The policy may be located on our website at www.silarealtytrust.com by clicking on “Investors,” “About Us,” “Governance Documents,” and then on “Code of Business Conduct and Ethics.” If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website as necessary. In addition, the Board has adopted a Policy on Inside Information and Insider Trading, which precludes the Company’s officers, directors and employees and their relatives from trading in the Company’s securities while in possession of inside information about the Company and disclosing inside information to others, among other restrictions. The Policy on Inside Information and Insider Trading also provides guidelines around public disclosure and Rule 10b5-1 pre-planned trading programs.
Compensation of Directors
Director Compensation
Our director compensation policy is described further below and applies to all directors who are not employees of the Company. Mr. Seton, as an employee of the Company, does not receive any compensation for his service on the Board. All other directors receive cash compensation and equity compensation which is in the form of restricted shares of Class A common stock of the Company. The Company does not have a minimum stock ownership requirement for directors.
Independent Director Cash Compensation
On September 30, 2020, the Board approved the following annual compensation amounts for our independent directors.
•Each of our independent directors receives an annual base retainer of $90,000;
•The chairman of the Audit Committee receives an additional annual cash amount of $15,000;
•The chairman of the Board receives an additional annual cash amount of $50,000;
•The chairman of the Compensation Committee receives an additional annual cash amount of $10,000; and
•The chairman of the Nominating and Corporate Governance Committee receives an additional annual cash amount of $10,000.
Effective as of September 30,2020, the Board approved the following meeting fees:
•Each of the members of the Audit Committee receives $2,500 for each regularly scheduled Audit Committee meeting (whether in-person or telephonic);
•Each of the members of the Nominating and Corporate Governance Committee receives $1,500 for each regularly scheduled meeting (whether in person or telephonic); and
•Each of the members of the Compensation Committee receives $1,500 for each regularly scheduled meeting (whether in person or telephonic).
Equity Awards
Each of our independent directors receives an annual grant of $70,000 in restricted shares of Class A common stock at the most recently determined estimated net asset value per share, issued as awards pursuant to the Company’s Amended and Restated 2014 Restricted Share Plan ("A&R Incentive Plan"). The restricted stock issued to our independent directors vest over a one-year period.
Reimbursements and Other Fees
We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees in accordance with our expense reimbursement policies.

Director Compensation Table
The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensations Earnings	All Other Compensation		Total
Jonathan Kuchin (1)	$175,000	$70,000	$—	$—	$—	$45,428	(2)	$290,428
Randall Greene (1)	$118,500	$70,000	$—	$—	$—	$40,379	(3)	$228,879
Roger Pratt (1)	$113,500	$70,000	$—	$—	$—	$42,453	(4)	$225,953
Ronald Rayevich (1)	$108,500	$70,000	$—	$—	$—	$41,232	(5)	$219,732
Adrienne Kirby (6)	$76,750	$84,575	$—	$—	$—	$22,176	(7)	$183,501
Michael A. Seton (8)	$—	$—	$—	$—	$—	$—		$—

(1)On July 1, 2021, the independent director was awarded 8,055 restricted shares of Class A common stock, respectively, in connection with his re-election to the Board. The grant date fair value of the stock was $8.69 per share for an aggregate amount of $70,000. As of December 31, 2021, all of the 8,055 shares of Class A common stock remain unvested.
(2)Of this amount, $42,179 reflects the dividends on unvested restricted Class A common stock and $3,249 represents reimbursement of travel expenses incurred by directors to attend various director meetings.
(3)The amount of $40,379 reflects the dividends on unvested restricted Class A common stock.
(4)Of this amount, $40,416 reflects the dividends on unvested restricted Class A common stock and $2,037 represents reimbursement of travel expenses incurred by directors to attend various director meetings.
(5)Of this amount, $40,379 reflects the dividends on unvested restricted Class A common stock and $853 represents reimbursement of travel expenses incurred by directors to attend various director meetings.
(6)On April 23, 2021, and July 1, 2021, the independent director was awarded 1,677 and 8,055 restricted shares of Class A common stock, respectively, in connection with her election and subsequent re-election to the Board. The grant date fair value of the stock was $8.69 per share for an aggregate amount of $84,575. As of December 31, 2021, all of the 9,732 shares of Class A common stock remain unvested.
(7)Of this amount, $18,887 reflects the dividends on unvested restricted Class A common stock and $3,289 represents reimbursement of travel expenses incurred by directors to attend various director meetings.
(8)For compensation information regarding Michael A. Seton, see "Compensation and Other Information Concerning Executive Officers - Summary Compensation Table".
Executive Officers of the Company
The following individuals currently serve as our executive officers:

Name	Age	Positions
Michael A. Seton	49	Chief Executive Officer and President
Kay C. Neely	46	Chief Financial Officer, Executive Vice President, Treasurer and Secretary
Jon C. Sajeski	40	Chief Investment Officer, Healthcare
Jason C. Reed	52	Chief Administrative Officer
Jamie A. Yoakum	50	Chief Accounting Officer
For biographical information regarding Michael A. Seton, see “Certain Information About Management-Board of Directors-Director Nominees”.

Kay C. Neely has served as Chief Financial Officer and Treasurer of Sila Realty Trust, Inc. since September 2018, as Secretary of Sila Realty Trust, Inc. since June 2019, as a member of the Management Committee of Sila Realty Trust, Inc. since September 2020, and as Executive Vice President since March 2022. Ms. Neely has approximately 22 years of real estate accounting and operations experience. Since 2016, she has served in various roles with the Company and entities affiliated with the Company: (1) Chief Financial Officer and Treasurer of Carter Validus Advisors II, LLC (September 2018 – September 2020) and Secretary (June 2019 – September 2020); (2) Chief Financial Officer, Treasurer and Secretary of Carter Validus REIT Management Company II, LLC (June 2019 – September 2020); (3) Executive Vice President of Finance and Accounting of CV Data Center Growth & Income REIT Advisors, LLC (November 2018 – December 2019); (4) President of CV Data Center Growth & Income Fund Manager, LLC (June 2019 – December 2019); (5) Chief Executive Officer of CV Data Center Real Estate Management Services, LLC (June 2019 – December 2019); (6) Senior Vice President of Accounting of Carter/Validus Advisors, LLC (January 2016 – June 2019); (7) Chief Financial Officer, Treasurer and Secretary of Carter Validus Mission Critical REIT, Inc. (June 2019 – October 2019); (8) Chief Financial Officer and Secretary of Carter/Validus Advisors, LLC (June 2019 – October 2019); (9) Chief Financial Officer, Treasurer and Secretary of Carter/Validus REIT Investment Management Company, LLC (June 2019 – October 2019); and (10) Senior Vice President of Accounting of Carter Validus Advisors II, LLC (January 2016 – September 2018). Ms. Neely served in various capacities at KPMG LLP (1999 – 2016), most recently as Associate Director of Audit Resource Management, where she managed the daily operations and financial planning for audit practices in 10 offices located in the Southeast and Puerto Rico, which consisted of over 400 audit partners, managers and staff. Earlier Ms. Neely held various positions, including in her capacity as an audit senior manager, handling the planning, organization, staffing and administration of audit engagements for public and private entities primarily in the real estate sector, including real estate investment trusts and investment funds. Ms. Neely graduated in the top 10% of her class at Emory University, Goizueta Business School in 1998 with a bachelor of business administration with concentrations in accounting and finance and is a licensed certified public accountant.
Jon C. Sajeski has served as the Chief Investment Officer, Healthcare and a member of the Management Committee of Sila Realty Trust, Inc. since September 2020. He is responsible for managing the Company’s healthcare platform, while continuing to enhance its national footprint. Mr. Sajeski has almost 20 years of experience in numerous facets of healthcare real estate including acquisitions, asset management, development, financing, leasing and property management. Mr. Sajeski has served in various roles with the Company and entities affiliated with the Company: (1) Chief Investment Officer, Healthcare of Carter Validus Advisors II, LLC (June 2019 – September 2020), member of the Investment Committee (April 2020 – September 2020), Chief Acquisition Officer and Senior Vice President, Healthcare Investment Management (September 2018 – June 2019), and Vice President, Healthcare Acquisitions (February 2016 – September 2018); and (2) Chief Acquisitions Officer and Senior Vice President, Healthcare Investment Management of Carter/Validus Advisors, LLC (September 2018 – June 2019) and Vice President, Healthcare Acquisitions (February 2016 – September 2018). He began his career at Rendina Healthcare Real Estate in February 2004, where he worked in numerous departments and gained extensive knowledge and experience in healthcare and healthcare-related real estate. Mr. Sajeski served as Vice President of Acquisitions and Leasing of Rendina Healthcare Real Estate (March 2015 – February 2016), as Vice President of Business Development and Leasing (April 2014 – March 2015), and as Vice President of the affiliated property management company (March 2013 – April 2014). Mr. Sajeski received a bachelor of science in real estate and finance from Florida State University in 2003.
Jason C. Reed has served as the Chief Administrative Officer of Sila Realty Trust, Inc. since July 2021 and a member of the Management Committee of Sila Realty Trust, Inc. since September 2020. Mr. Reed has more than 20 years of real estate experience in complex global real estate transactions, law and management. Since February 2018, Mr. Reed has served in various roles with the Company and entities affiliated with the Company: (1) Chief Investment Officer, Data Centers of Sila Realty Trust, Inc. (September 2020 - July 2021); (2) Chief Investment Officer, Data Centers of Carter Validus Advisors II, LLC (June 2019 – September 2020), member of the Investment Committee (April 2020 – September 2020), Senior Vice President, Data Center Investment Management (November 2018 – June 2019), and Chief Acquisition Officer (February 2018 – November 2018); (3) Senior Vice President, Data Center Investment Management of Carter/Validus Advisors, LLC (November 2018 – October 2019), and Chief Acquisition Officer (February 2018 – November 2018); and (4) Chief Investment Officer of CV Data Center Growth & Income REIT Advisors, LLC (November 2018 – December 2019) and Chief Acquisition Officer (April 2018 – November 2018). Previously, from June 2017 to February 2018, Mr. Reed served as a principal of Longview Real Estate Advisors, LLC, where he was responsible for the firm's acquisitions, leasing and management strategy. From January 2016 to September 2017, Mr. Reed served as the Senior Vice President, Global Real Estate at Equinix, Inc., where he was responsible for overseeing investments across 22 countries and 44 metropolitan areas. From March 2003 to January 2016, Mr. Reed served in various roles at Level 3 Communications (currently known as Lumen Technologies), most recently as Vice President, Global Real Estate and Facilities, where he was responsible for the strategic planning, investment and management of the firm’s real estate across North America, EMEA, and Latin America. Mr. Reed received a bachelor of science in business administration in June 1992, a juris doctor in May 1996 and master of laws in taxation in June 1997 from the University of Denver.
Jamie A. Yoakum has served as Chief Accounting Officer and a member of the Management Committee of Sila Realty

Trust, Inc. since September 2020. Mr. Yoakum has more than 20 years of real estate accounting experience. He has served in various roles with the Company and entities affiliated with the Company since 2011: (1) Chief Accounting Officer of Carter Validus Advisors II, LLC (September 2018 – September 2020) and a member of the Investment Committee (April 2020 – September 2020); (2) Senior Vice President of Accounting of Carter Validus Advisors II, LLC (August 2015 – September 2018); (3) Senior Vice President of Accounting of Carter/Validus Advisors, LLC (August 2015 – October 2019) and Vice President and Corporate Controller (September 2011 – August 2015); (4) Chief Financial Officer of CV Data Center Growth & Income Fund Manager, LLC (April 2018 – December 2019); and (5) Chief Financial Officer of CV Data Center Growth & Income REIT, LLC (April 2018 – December 2019). Previously, Mr. Yoakum was the Chief Financial Officer and Controller at RMC Property Group from October 2007 through June 2011, where he was responsible for overseeing accounting and financial operations. Mr. Yoakum served as Vice President of Finance/Administration and Controller at Euro American Advisors, Inc. from April 2006 through September 2007, where he was responsible for all accounting functions, financial analysis, fiscal reporting and its real estate investments. Prior to that, Mr. Yoakum held various controller, financial analyst and accounting roles with Fifth Third Bank, CASTO, and Deloitte & Touche LLP. Mr. Yoakum graduated summa cum laude from Franklin University in Columbus, Ohio, in 1999 with a bachelor of science in finance and in 2000 with a bachelor of science in accounting and is licensed as a certified public accountant.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s NEOs. Our NEOs for 2021 were:

Named Executive Officers
Michael A. Seton	Chief Executive Officer and President (CEO)
Kay C. Neely	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (CFO)
Jon C. Sajeski	Chief Investment Officer
Jason C. Reed	Chief Administrative Officer
Jamie A. Yoakum	Chief Accounting Officer
2021 Business and Performance Highlights
We are a public, non-traded real estate investment trust that invests in high-quality healthcare properties leased to tenants capitalizing on critical and structural economic growth drivers. Our leadership team is highly focused on setting an example established by our Core Values: Integrity, Accountability, Communication and Teamwork. This approach establishes our foundation of excellence, which we believe can be discerned in the best-in-class delivery to the Company and our stockholders. 2021 was highlighted by solid operating results, as we repositioned the Company to a pure-play healthcare REIT.

Strong Operational Results
•AFFO per diluted share[1]: $0.60 per share in 2021 (vs $0.55 per share in 2020)
•Maintained high occupancy: 99.5% weighted average occupancy (vs 93.0% at year-end 2020)
•Same-store NOI growth[1]: $155.0 million in 2021 (vs $149.7 million in 2020)
•Average weighted remaining lease term: 9.5 years (vs. 9.6 years at year-end 2020)
•Net asset value (“NAV”) per share: $9.95 per share prior to the special cash distribution on July 26, 2021 (vs. $8.69 at year-end 2020)

Sale of Data Center Portfolio
•Completed the sale of the entire data center portfolio at substantial gain on sale of $395.8 million and net proceeds of approximately $1.30 billion and repositioned the Company as pure-play healthcare REIT
•Paid a special cash distribution on July 26, 2021 of $1.75 per share for an aggregate amount of approximately $392.7 million
•In order to reduce leverage and with a goal of positioning the Company for future growth, used proceeds received from the sale and paid off all of its notes payable with an aggregate outstanding principal balance of $450.8 million at the time of repayment and repaid $403.0 million on its credit facility

Strengthened Balance Sheet
•Net debt leverage ratio: 20.2% (vs 41.1% at year-end 2020)
•Maintained over $530 million in liquidity, as of December 31, 2021, to fund future growth opportunities
•Lowered cost of debt: The weighted average interest rate of 3.0% (compared to 3.5% at year-end 2020)

(1)Non-GAAP financial measure. For definitions and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures, see Appendix B.

Summary of the Executive Compensation Program

What We Reward
•Successful execution of the annual business plan and the achievement of key financial metrics
•Decision-making that yields expected long-term value creation for stockholders
•Sustained growth over the long-term and the successful execution of our long-term strategic business plan

How We Link Pay to Performance
•Inclusion of key financial metrics in our annual cash incentive plan to ensure NEOs are rewarded for performance relative to our annual budget
•Long-term incentives composed of a mix of performance-based units and time-based restricted stock awards, linking a substantial portion of pay opportunity to long-term performance
•Majority of total target pay opportunity is at-risk and tied to the Company performance

How We Assess Pay
•Overall target total compensation opportunity is assessed for competitiveness relative to a peer group of comparable REITs
•The structure of our executive compensation program is reviewed relative to the peer group and general best practices and governance standards

Based on our annual assessment of market practices and our compensation objectives, we have implemented a pay-for-performance compensation structure that includes the following key elements:

Description	Objective
Base Salary	**Fixed level of compensation**	Reviewed annually with reference to market-competitive base salary, background, knowledge, skills and performance.
Annual Incentive Program	**AFFO ($ millions)** (CEO: *30%*; Others: *25%*)	Award determinations under the annual incentive program are based on quantitative and qualitative factors set by the Compensation Committee each year that are designed to be consistent with our annual business plan. The payouts under the annual incentive program are based on the achievement of certain threshold, target and maximum levels of corporate and individual performance metrics that are designed to be challenging but achievable.
	G&A Expense ($ millions) (CEO: *20%*; Others: *15%*)	
	NAV Change (CEO: *5%*; Others: 0%)	
	Discretionary: Assessment of Corporate Performance / Adherence to Core Values (CEO: *30%*; Others: *35%*)	
	Individual Goals (CEO: *15%*; Others: *25%*)	
Long-Term Incentives	**Average 3-Year Same-Store NOI Growth** *(50%)*	Performance-based equity awards are intended to encourage our NEOs to focus on sustaining our long-term performance, thus minimizing the risk of our NEOs focusing on short-term gains at the expense of our long-term performance.
	Ratable Vesting over 4 Years *(50%)*	Time-based equity awards promote retention, encourage long-term performance to maximize NAV value and dividends paid to our shareholders, and promote an ownership mentality by our NEOs.

Compensation Objectives and Philosophy
Our executive compensation program is designed to accomplish the following key objectives:
•attract, motivate and retain highly qualified executives;
•align incentive compensation with annual and long-term performance objectives based on challenging but achievable goals;
•employ a balanced compensation structure that encourages prudent growth and does not encourage excessive risk taking; and
•ensure a high degree of alignment of the interests of our executives are aligned with our stockholders.
The Company applied this philosophy in establishing our executive compensation program. The Compensation Committee reviews the components of our executive compensation program annually to ensure that they continue to meet the evolving strategy of the Company.
Roles and Responsibilities
In determining compensation for our NEOs, we employ the following process:
•Role of the Compensation Committee: The Compensation Committee of the Board (composed entirely of independent directors) operates under a written charter and is responsible for establishing and approving the terms of the compensation of the Company’s NEOs. The Compensation Committee is responsible for: (a) determining and approving target pay opportunities for each of the NEOs; (b) establishing and annually reviewing corporate goals and objectives related to incentive compensation programs; (c) assessing performance related to such goals and objectives; and (d) determining vesting terms and conditions of equity-based awards. Additionally, the Compensation Committee makes recommendations to the Board with respect to the compensation of non-employee directors.
•Role of the CEO: Our CEO is consulted by the Compensation Committee with respect to the performance goals used in our incentive compensation programs. The Compensation Committee retains the authority to set all such performance goals. Our CEO plays an important role in setting compensation for other NEOs by providing the Compensation Committee with an evaluation of their performance and suggested changes to annual target pay opportunities. To the extent that any discussions are held regarding Mr. Seton’s own compensation, Mr. Seton will recuse himself from any such discussion and not participate in any resulting decisions.
•Role of the Compensation Consultant: The Compensation Committee has the sole authority to retain any compensation consultant and to approve such consultant’s fees and other retention terms. In accordance with this authority, the Compensation Committee retained Ferguson Partners Consulting L.P. (“FPC”) as its independent compensation consultant with respect to 2021 NEO compensation. In 2021, the Compensation Committee directed FPC to, among other things: (a) assist in applying our compensation philosophy toward designing a compensation program; (b) analyze the competitiveness and appropriateness of compensation levels for NEOs relative to a peer group of comparable REITs (discussed further below); (c) recommend to the Compensation Committee advisable compensation programs; (d) make specific recommendations related to CEO pay opportunities; and (e) assess the reasonableness of the CEO’s recommendations for other NEOs.
Peer Group
Our peer group is used as a reference point in making compensation decisions, such as determining target pay opportunities and developing cash bonus and long-term incentive award ranges and practices. Each year, the Company (in consultation with FPC) reviews the peer group to ensure each peer continues to be an appropriate comparison. We reviewed our peer group based on the following criteria:
•Comparable Size – REITs within an appropriate size range in terms of total enterprise value, which we define as 0.5x to no more than 2.5x relative to our Company (at the time the peer group was developed in October 2020)
•Healthcare REITs – Focus on healthcare REITs that primarily invest in medical properties and who we most directly compete with for investment opportunities
•Net Lease REITs – Supplement the healthcare REITs with companies that use a similar long-term lease structure
•Public, Non-Traded REITs – Include REITs that operate in (or recently operated in) the non-traded REIT sector

Based on this review, no companies were removed from the 2020 peer group. Global Medical REIT and Sabra Health Care REIT were added to the peer group to increase the composition of healthcare REITs following the sale of our data center portfolio. For 2021, the following companies comprised our peer group:

2021 Executive Compensation Peer Group
Broadstone Net Lease, Inc.	Healthcare Realty Trust Incorporated
CareTrust REIT, Inc.	InvenTrust Properties Corp.
Community Healthcare Trust Incorporated	LTC Properties, Inc.
Easterly Government Properties, Inc.	Phillips Edison & Company, Inc.
Essential Properties Realty Trust, Inc.	Physicians Realty Trust
Four Corners Property Trust, Inc.	Sabra Health Care REIT, Inc.
Global Medical REIT Inc.	Seritage Growth Properties
Griffin Realty Trust, Inc. (formerly Griffin Capital Essential Asset REIT)
Elements of Compensation
The three primary components of our NEO compensation program are: base salary; annual cash bonus; and long-term incentive awards, including performance-based equity awards and time-based equity awards. Our compensation programs are designed to be complementary, and to collectively serve our executive compensation objectives and philosophy. The following is a discussion of the primary elements of 2021 compensation for each of our NEOs.
Base Salary
Each NEO is entitled to receive a base salary (“Base Salary”) pursuant to the Employment Arrangements (as defined below), subject to annual review by the Compensation Committee. The following are the annual 2021 base salaries for the NEOs:

Name	2021 Base Salary
Michael A. Seton	$800,000
Kay C. Neely	$450,000
Jon C. Sajeski	$325,000
Jason C. Reed	$325,000
Jamie A. Yoakum	$285,000
Annual Incentive Program
All cash bonus awards for the NEOs are made pursuant to our annual incentive programs, using a pay-for-performance structure, as follows:
•Award determinations under the annual incentive program are based on quantitative and qualitative factors set by the Compensation Committee each year that are consistent with our annual business plan.
•The payouts under the annual incentive program are based on the achievement of certain threshold, target and maximum levels of corporate and individual performance metrics.
Cash bonus opportunities are determined for each NEO at the beginning of each fiscal year by the Compensation Committee based on the review of competitive market data and internal pay considerations. Actual amounts earned by each NEOs equals 50% of the target amount if threshold performance goals are satisfied and 150% of the target amounts if maximum performance goals are satisfied. For performance achievement between threshold and target, the actual amounts earned are interpolated between 50% and 100% of the target bonus. For performance achievement between target and maximum, the actual amounts earned are interpolated between 100% and 150% of the target bonus. Below are the 2021 cash bonus opportunities for each NEO:

Name	Threshold	Target	Maximum
Michael A. Seton	$540,000	$1,080,000	$1,620,000
Kay C. Neely	$225,000	$450,000	$675,000
Jon C. Sajeski	$150,000	$300,000	$450,000
Jason C. Reed	$150,000	$300,000	$450,000
Jamie A. Yoakum	$87,500	$175,000	$262,500
For 2021, cash bonus awards were calculated under our formulaic annual incentive program with payouts based upon the achievement of performance goals that are aligned with our annual operating budget and strategic goals for the year. The 2021 cash bonus program included the following measures:

Performance Metric	CEO	Other NEOs
Adjusted Funds from Operations (AFFO)	30%	25%
General & Administrative (G&A) Expense	20%	15%
Net Asset Value (NAV) Change	5%	-
Assessment of Other Corporate Performance	30%	35%
Individual Goals	15%	25%
At the beginning of the year, the Compensation Committee approved threshold, target and maximum goals for each of the AFFO, G&A Expense and NAV Change financial metrics and qualitative performance factors that would be assessed for each individual. In March 2022, the Compensation Committee reviewed performance as compared to these performance goals as follows:

Performance Metric	Threshold	Target	Maximum	Actual Results
AFFO ($ millions)(1)	$125.6	$135.8	$142.6	$135.7
G&A Expense ($ millions)	$29.6	$27.5	$26.2	$24.4
NAV Change	$8.58	$8.90	$9.08	$9.95
Assessment of Other Corporate Performance(2)	1	3	5	4.25
Individual Goals(3)	1	3	5	Varies by NEO

(1)Results reflect performance of the Company (see Assessment of Other Corporate Performance). The threshold, target and maximum metrics were determined prior to the sale of the data center portfolio, therefore this performance metric did not contemplate a reduction in income producing assets. Additionally, the calculation of the actual results for AFFO excludes gains on sales of real estate, therefore the gain on the sale of the data center portfolio is not reflected in this metric.
(2)Performance under this category is based on the Compensation Committee’s qualitative assessment of key corporate performance factors that are consistent with the Company’s strategic business plan (i.e., achievement of various business initiatives, including acquisitions, dispositions, implementation of information technology initiatives, and adherence to the Company’s core values) and scored between 1.0 to 5.0, as described below.
(3)Satisfaction of individual goals that are established at the beginning of the year, are based on a qualitative review of performance for each NEO and are scored between 1.0 and 5.0, as described below.
For the assessment of other corporate performance, the Compensation Committee reviewed factors that had a significant impact on the Company’s overall performance for the year and decision-making that yielded long-term value creation for shareholders. Based on this assessment, the Compensation Committee approved a 4.25 out of 5.0 score under this goal based on the following factors:
•Completed the sale of the entire data center portfolio at substantial gain on sale of $395.8 million and net proceeds of approximately $1.30 billion.

•In connection with the sale of the data center portfolio, the Company paid a special cash distribution of $1.75 per share for an aggregate amount of approximately $392.7 million.
•Paid off all notes payable of $450.8 million and repaid $403.0 million on the credit facility in order to reduce leverage and position the Company for future growth.
Based upon the above results and in consideration that the AFFO Performance Metric was not adjusted to reflect the strategic initiative to sell the data center portfolio which was not contemplated at the time the Performance Metrics were established, the Compensation Committee determined that each NEO should receive a 4.25 on the “assessment of other corporate performance” metric for purposes of determining FY2021 bonuses.
In addition, the Compensation Committee determined that the 2021 cash bonuses, as a result of not adjusting the AFFO Performance Metric, did not properly compensate the NEOs in light of the Company’s overall strong performance and sale of the data center assets in the middle of the performance period 2021. More specifically, due to (i) the decision by the Board to pursue a significant strategic transaction of selling the data center portfolio in 2021 (which had not been decided at the time that the 2021 performance metrics were established); (ii) the sale of the data center portfolio for significant overall proceeds and at a substantial gain (as set forth above in the "2021 Business and Performance Highlights"); and (iii) the decision not to adjust of the AFFO Performance Metric resulting from the sale of the data center portfolio in July 2021, the Compensation Committee determined in its discretion to award the NEO’s the maximum pay out at 150% of the AFFO performance metric (rather than the actual achievement of 99.9%).
The Annual Incentive Program also included a review of individual performance for each NEO. In 2021, the Compensation Committee assessed the CEO’s performance, including his extraordinary efforts and success in continuing to position the Company for a future public listing by recognizing cost savings from the Internalization Transaction (defined below), finalizing the repositioning and sale of non-strategic assets, and deleveraging the balance sheet. Based on its assessment, the Compensation Committee approved a 4.5 out of 5.0 score for the CEO under this factor. Mr. Seton established and assessed individual performance for each of the other NEOs (with the CFO also providing input for the Chief Accounting Officer). The objectives for each NEO are intended to measure day-to-day activities that enhance and support the Company’s overall strategic and operational objectives. For the other NEOs, the CEO recommended, and the Compensation Committee approved individual scores of 4.0 to 5.0.
2021 Payouts Under the Annual Incentive Program
The approved annual cash bonus awards calculated under the Annual Incentive Program were as follows:

Name	2021 Cash Bonus Award
Michael A. Seton	$1,539,000
Kay C. Neely	$645,469
Jon C. Sajeski	$411,563
Jason C. Reed	$430,313
Jamie A. Yoakum	$240,078
Long Term Incentive Awards
Long-term incentive awards are designed to align NEO compensation with the long-term results of Company and to align NEO pay with the interests of our stockholders, as follows:
•Award values are granted in a balanced mix of performance-based equity awards and time-based equity awards.
•Performance-based equity awards are intended to encourage our NEOs to focus on sustaining our long-term performance, thus minimizing the risk of our NEOs focusing on short-term gains at the expense of our long-term performance.
•Time-based equity awards are intended to promote retention, encourage long-term performance to maximize NAV and dividends paid to our stockholders, and promote an ownership mentality by our NEOs.

Long-term incentive awards for each NEO are determined at the sole discretion of the Compensation Committee at the beginning of each fiscal year based on a review of competitive market data, internal pay considerations and Company performance. The 2021 grant date fair value for each NEO was granted 50% in the form of performance-based equity awards and 50% in the form of time-based equity awards as follows:

Name	2021 Performance-Based Equity Award Value	2021 Time-Based Equity Award Value
Michael A. Seton	$900,000	$900,000
Kay C. Neely	$350,000	$350,000
Jon C. Sajeski	$112,500	$112,500
Jason C. Reed	$112,500	$112,500
Jamie A. Yoakum	$75,000	$75,000
The 2021 performance-based equity awards were granted in deferred stock awards that may be earned and vest based on achievement of average three-year same-store NOI growth goals over a three-year performance period, subject to continued employment through the applicable vesting date (“Performance-Based DSUs”). Performance-Based DSUs awarded to our NEOs represent a contingent right to receive shares of common stock at a future settlement date, subject to satisfaction of applicable vesting conditions, attainment of specified performance metrics, and/or other restrictions, as set forth in the A&R Incentive Plan and the award agreement. The number of Performance-Based DSUs that may ultimately become earned and vested will be determined following the conclusion of the performance period on December 31, 2023, at the following levels:

Performance-Based DSUs	Threshold	Target	Maximum
3-Year Average Same-Store NOI Vesting Percentage	50%	100%	150%
No Performance-Based DSUs will vest if the Company’s three-year average same-store NOI growth is below the threshold performance goal. The vesting percentage will be calculated using straight-line interpolation if performance falls in between the threshold and target performance goals or between the target and maximum performance goals. The target for the 3-Year Average Same-Store NOI was established by the Compensation Committee at the time of the award.
The 2021 time-based equity awards were granted in restricted stock awards of Class A common stock of the Company that vest ratably over a four-year period, subject to continued employment through the vesting date (“Time-Based RCS”) and will be subject to the terms of the A&R Incentive Plan and the award agreement.
Retirement Savings Opportunities
All full-time employees, including our NEOs, and all part-time employees working at least 20 hours per week, are able to participate in our 401(k) retirement savings plan, or the 401(k) Plan. We provide the 401(k) Plan to allow our employees to save a portion of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to defer a portion of their base salary, and we currently make a matching contribution of up to 6% of each participant’s annual base salary, determined by the individual’s contribution and as restricted by the statutory limit.
Health and Welfare Benefits
We provide to all full-time employees, including our NEOs, and part-time employees working at least 30 hours per week, a competitive benefits package, which includes medical, dental, short- and long-term disability insurance, and life insurance plans.
Tax Considerations
We do not anticipate that recent changes to Section 162(m) will have a material impact on the Company, although we anticipate our taxable income will increase on an annual basis as a result of the application of Section 162(m). To maintain our status as a real estate investment trust, we are required to distribute at least 90% of our annual taxable income to our stockholders in the form of dividends. The increase in taxable income resulting from the change in Section 162(m) has been, and will continue to be, taken into account as the Board determines the amount of dividends to be paid to our stockholders in tax years that are affected by the change. Although the Compensation Committee intends to consider the impact of Section 162(m) in structuring compensation programs, it expects its primary focus to continue to be on creating programs that address the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee may make awards and structure programs that are non-deductible under Section 162(m).

Summary Compensation Table
The table below summarizes the compensation of our NEOs for the fiscal years ended December 31, 2021 and 2020:

Name and Position	Year	Salary($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total Compensation ($)(3)
Michael A. Seton Chief Executive Officer	2021	$800,000	$—	$1,800,000	$—	$1,539,000	$755,488	(4)	$4,894,488
	2020	$200,000	$270,000	$2,000,000	$—	$—	$47,209		$2,517,209
Kay C. Neely Chief Financial Officer	2021	$450,000	$—	$700,000	$—	$645,469	$361,162	(5)	$2,156,631
	2020	$112,500	$112,500	$1,000,000	$—	$—	$32,837		$1,257,837
Jon C. Sajeski Chief Investment Officer, Healthcare	2021	$325,000	$—	$225,000	$—	$411,563	$173,479	(6)	$1,135,042
	2020	$81,250	$227,500	$500,000	$—	$—	$24,286		$833,036
Jason C. Reed Chief Administrative Officer	2021	$325,000	$—	$225,000	$—	$430,313	$173,479	(7)	$1,153,792
	2020	$81,250	$110,700	$500,000	$—	$—	$24,286		$716,236
Jamie A. Yoakum Chief Accounting Officer	2021	$285,000	$—	$150,000	$—	$240,078	$112,643	(8)	$787,721
	2020	$71,250	$68,856	$300,000	$—	$—	$20,511		$460,617

(1)Represents long term incentive awards. The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718. The assumptions used in determining the grant date fair value are set forth in Note 18 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2021.
(2)Represents the annual bonuses paid to the NEOs with respect to the applicable year. See “Elements of Named Executive Officer Compensation – Annual Bonus” for further discussion.
(3)The dollar value in this column for each NEO represents the sum of all compensation reflected in the previous columns.
(4)Represents $17,400 in Company 401(k) match and $738,088 in dividends on unvested restricted Class A common stock.
(5)Represents $17,400 in Company 401(k) match and $343,762 in dividends on unvested restricted Class A common stock.
(6)Represents $17,400 in Company 401(k) match and $156,079 in dividends on unvested restricted Class A common stock.
(7)Represents $17,400 in Company 401(k) match and $156,079 in dividends on unvested restricted Class A common stock.
(8)Represents $17,100 in Company 401(k) match and $95,543 in dividends on unvested restricted Class A common stock.

Grants of Plan-Based Awards
The table below sets forth information with respect to plan-based awards in 2021 to our NEOs:

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair Value of Awards(1) ($)
	Type of Award		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)
Michael A. Seton	Cash Bonus	January 8, 2021	540,000	1,080,000	1,620,000	—	—	—	—	$—
	Time-Based RCS(2)	January 8, 2021	—	—	—	—	—	—	103,567	$900,000
	Performance-Based DSUs(3)	January 8, 2021	—	—	—	51,784	103,567	155,351	—	$900,000
Kay C. Neely	Cash Bonus	January 8, 2021	225,000	450,000	675,000	—	—	—	—	$—
	Time-Based RCS(2)	January 8, 2021	—	—	—	—	—	—	40,276	$350,000
	Performance-Based DSUs(3)	January 8, 2021	—	—	—	20,138	40,276	60,414	—	$350,000
Jon C. Sajeski	Cash Bonus	January 8, 2021	150,000	300,000	450,000	—	—	—	—	$—
	Time-Based RCS(2)	January 8, 2021	—	—	—	—	—	—	12,946	$112,500
	Performance-Based DSUs(3)	January 8, 2021	—	—	—	6,473	12,946	19,419	—	$112,500
Jason C. Reed	Cash Bonus	January 8, 2021	150,000	300,000	450,000	—	—	—	—	$—
	Time-Based RCS(2)	January 8, 2021	—	—	—	—	—	—	12,946	$112,500
	Performance-Based DSUs(3)	January 8, 2021	—	—	—	6,473	12,946	19,419	—	$112,500
Jamie A. Yoakum	Cash Bonus	January 8, 2021	87,500	175,000	262,500	—	—	—	—	$—
	Time-Based RCS(2)	January 8, 2021	—	—	—	—	—	—	8,631	$75,000
	Performance-Based DSUs(3)	January 8, 2021	—	—	—	4,316	8,631	12,947	—	$75,000

(1)The amounts shown in this column represent the grant date fair value for the long-term incentive awards granted to our NEOs during the covered year calculated in accordance with ASC 718. The assumptions used in determining the grant date fair value are set forth in Note 18 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2021.
(2)Consists of time-based restricted common stock, which, subject to the NEOs continuous employment through the applicable vesting dates, with certain exceptions, will vest ratably over a four-year period ending January 8, 2025. The awards were granted under and subject to the terms of the A&R Incentive Plan and an award agreement.
(3)Consists of Performance-Based DSUs. See "Performance-Based DSUs" above for a further description of the vesting terms for these awards.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2021:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Michael A. Seton (3)	334,781(3)	$2,745,204	103,567	$849,249
Kay C. Neely (4)	155,883(4)	$1,278,241	40,276	$330,263
Jon C. Sajeski (5)	70,749(5)	$580,142	12,946	$106,157
Jason C. Reed (6)	70,749(6)	$580,142	12,946	$106,157
Jamie A. Yoakum (7)	43,313(7)	$355,167	8,631	$70,774

(1)There is no public market for our stock. The market value of shares of stock or units that have not yet vested as reported in the table above is calculated as the net asset value of $8.20 per share of our common stock at the end of the last completed fiscal year (calculated as of December 31, 2021) multiplied by the number of shares of stock or units.
(2)Consists of Performance-Based DSUs that were granted in 2021. See "Performance-Based DSUs" above for a further description of the vesting terms of these awards.
(3)Consists of 231,214 Time-Based RCS of Class A common stock, issued on October 1, 2020 that had not vested as of December 31, 2021, with a grant date fair value of $2,000,000, which, subject to the NEO’s continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024, or, if earlier, on the 15th month anniversary of the date of a “qualified event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock) and 103,567 Time-Based RCS of Class A common stock, issued on January 8, 2021 that had not vested as of December 31, 2021, with a grant date fair value of $900,000, which, subject to the NEO’s continuous employment through the applicable vesting dates, with certain exceptions, will vest ratably over a four-year period ending January 8, 2025. The awards were granted under and subject to the terms of the A&R Incentive Plan and an award agreement.
(4)Consists of 115,607 Time-Based RCS of Class A common stock, issued on October 1, 2020 that had not vested as of December 31, 2021, with a grant date fair value of $1,000,000, which, subject to the NEOs continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024, or, if earlier, on the 15th month anniversary of the date of a “qualified event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock) and 40,276 Time-Based RCS of Class A common stock, issued on January 8, 2021 that had not vested as of December 31, 2021, with a grant date fair value of $350,000, which, subject to the NEO’s continuous employment through the applicable vesting dates, with certain exceptions, will vest ratably over a four-year period ending January 8, 2025. The awards were granted under and subject to the terms of the A&R Incentive Plan and an award agreement.
(5)Consists of 57,803 Time-Based RCS of Class A common stock, issued on October 1, 2020 that had not vested as of December 31, 2021, with a grant date fair value of $500,000, which, subject to the NEOs continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024 or, if earlier, on the 15th month anniversary of the date of a “qualified event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock) and 12,946 Time-Based RCS of Class A common stock, issued on January 8, 2021 that had not vested as of December 31, 2021, with a grant date fair value of $112,500, which, subject to the NEO’s continuous employment through the applicable vesting dates, with certain exceptions, will vest ratably over a four-year period ending January 8, 2025. The awards were granted under and subject to the terms of the A&R Incentive Plan and an award agreement.
(6)Consists of 57,803 Time-Based RCS of Class A common stock, issued on October 1, 2020 that had not vested as of December 31, 2021, with a grant date fair value of $500,000, which, subject to the NEOs continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024 or, if earlier, on the 15th month anniversary of the date of a “qualified event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock) and 12,946 Time-Based RCS of Class A common stock, issued on January 8, 2021 that had not vested as of December 31, 2021, with a grant date fair value of $112,500, which, subject to the NEO’s continuous employment through the applicable vesting dates, with certain exceptions, will vest ratably over a four-year period ending January 8, 2025. The awards were granted under and subject to the terms of the A&R Incentive Plan and an award agreement.

(7)Consists of 34,682 Time-Based RCS of Class A common stock, issued on October 1, 2020 that had not vested as of December 31, 2021, with a grant date fair value of $300,000, which, subject to the NEOs continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024 or, if earlier, on the 15th month anniversary of the date of a “qualified event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock) and 8,631 Time-Based RCS of Class A common stock, issued on January 8, 2021 that had not vested as of December 31, 2021, with a grant date fair value of $75,000, which, subject to the NEO’s continuous employment through the applicable vesting dates, with certain exceptions, will vest ratably over a four-year period ending January 8, 2025. The awards were granted under and subject to the terms of the A&R Incentive Plan and an award agreement.
Potential Payments Upon Termination or Change in Control
The table below reflects the amount of compensation that each of our NEOs would be entitled to receive under the Employment Arrangements and/or Severance Plan, assuming that such termination was effective as of December 31, 2021. The following amounts are only estimates of the amounts that would be paid out to each NEO upon termination of his or her employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. In the event of a termination by the Company for Cause, or by the executive without Good Reason (each as defined in the Employment Agreements and discussed below), including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under his or her Employment Agreement or Severance Plan, as applicable. See “—Employment Agreements” and “—Severance Plan” for further details.

	Termination Without Cause, Voluntary Termination for Good Reason or Termination Following Non-Renewal by the Company (No Change in Control)	Termination Without Cause, Voluntary Termination for Good Reason or Termination Following Non-Renewal by the Company (Change in Control)	Death	Disability
Michael A. Seton
Cash Severance Payment	$4,840,000	$5,780,000	$1,080,000	$1,480,000
Medical/Welfare Benefits	$13,912	$13,912	$13,912	$13,912
Equity-Award Acceleration(1)	$3,104,187	$3,822,150	$3,822,150	$3,822,150
Total	$7,958,099	$9,616,062	$4,916,062	$5,316,062
Kay C. Neely
Cash Severance Payment	$1,800,000	$2,250,000	$450,000	$675,000
Medical/Welfare Benefits	$13,912	$13,912	$13,912	$13,912
Equity-Award Acceleration(1)	$1,417,845	$1,697,053	$1,697,053	$1,697,053
Total	$3,231,757	$3,960,965	$2,160,965	$2,385,965
Jon C. Sajeski
Cash Severance Payment	$1,237,500	$1,550,000	$300,000	$462,500
Medical/Welfare Benefits	$23,401	$23,401	$23,401	$23,401
Equity-Award Acceleration(1)	$625,018	$714,763	$714,763	$714,763
Total	$1,885,919	$2,288,164	$1,038,164	$1,200,664
Jason C. Reed
Cash Severance Payment	$1,237,500	$1,550,000	$300,000	$462,500
Medical/Welfare Benefits	$15,808	$15,808	$15,808	$15,808
Equity-Award Acceleration(1)	$625,018	$714,763	$714,763	$714,763
Total	$1,878,326	$2,280,571	$1,030,571	$1,193,071
Jamie A. Yoakum
Cash Severance Payment	$865,000	$1,095,000	$175,000	$317,500
Medical/Welfare Benefits	$—	$—	$—	$—
Equity-Award Acceleration(1)	$385,079	$444,909	$444,909	$444,909
Total	$1,250,079	$1,539,909	$619,909	$762,409

(1)Represents all unvested, time-based restricted shares of Class A common stock and unvested Performance-Based DSUs and associated accrued dividends outstanding as of December 31, 2021 that are eligible for acceleration under the terms of the Employment Agreements and Severance Agreements.

Employment Agreements
As discussed in more detail in our Current Reports on Forms 8-K filed with the SEC on September 30, 2020 (the "Closing"), we closed on a transaction that provides for the internalization of the external management functions previously performed for us by our former advisor and its affiliates (the “Internalization Transaction”). On July 28, 2020, in connection with the execution of the purchase agreement relating to the Internalization Transaction, Mr. Seton and Ms. Neely entered into the Employment Agreements setting forth the terms upon which they will serve as Chief Executive Officer and Chief Financial Officer, respectively. The Employment Agreements became effective on September 30, 2020 and will continue in effect through December 31, 2025, unless terminated sooner pursuant to the Employment Agreements.
Seton Employment Agreement
Pursuant to the terms of Mr. Seton’s Employment Agreement, Mr. Seton is entitled to, among other things:
•an annual base salary of not less than $800,000;
•an annual cash bonus with a target amount of at least 135% of his annual base salary, based on criteria and goals established by the Board or one of its committees, or the Seton Target Annual Bonus; provided, however, that Mr. Seton’s annual bonus for calendar year 2020 was a fixed amount equal to the Seton Target Annual Bonus (rather than being based on criteria and goals established and administered by the Board or a committee thereof) and was prorated to reflect the period of employment from the Closing of the Internalization Transaction through December 31, 2020;
•in the first quarter of calendar year 2021, an award of time-based restricted stock, or the Seton Time-Based 2021 Award, and an award of performance-based restricted stock units, or the Seton Performance-Based 2021 Award, was granted under the A&R Incentive Plan and award agreements, which are collectively referred to as the Seton 2021 Awards. The combined value of the shares of our common stock underlying the Seton 2021 Awards on the grant date are $1,800,000, with 50% of the grant date value of the Seton 2021 Awards consisting of the Seton Performance-Based 2021 Award and 50% consisting of the Seton Time-Based 2021 Award. The performance objectives and other terms and conditions of the Seton Performance-Based 2021 Award were determined by the Board, and the Seton Time-Based 2021 Award vest ratably over four years following the grant date, subject to Mr. Seton’s continued employment during the applicable vesting dates, with certain exceptions;
•as soon as practicable (but in no event more than 10 days) after the Closing of the Internalization Transaction, a grant of time-based restricted stock with a grant date fair value of $2,000,000, which, subject to the Mr. Seton’s continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024, or, if earlier, on the 15th month anniversary of the date of a “Qualified Event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock). Such award was granted under and subject to the terms of the A&R Incentive Plan and an award agreement;
•participate in all employee benefit programs made available to our employees generally from time to time and to receive certain other perquisites; and
•payments and benefits upon termination of employment without “cause” or by Mr. Seton with “good reason” and with an execution of a release of claims as follows: (1) a lump sum cash payment equal to a multiple of two (if the termination does not occur within 12 months after a change in control) or two and one half (if the termination occurs within 12 months after a change in control) of the sum of his then-current base salary and the Seton Target Annual Bonus; (2) a pro-rated annual bonus for the year of termination; (3) vesting of all outstanding equity-based awards that are subject solely to time-based vesting conditions; and (4) if Mr. Seton elects continuation of coverage under our group health plan, continuation of subsidized health care coverage on the same terms as in effect at the time of termination for 18 months or, if earlier, until Mr. Seton becomes eligible for health care coverage from another employer or eligibility for continuation of coverage under any group health plan ends.
Mr. Seton’s Employment Agreement provides that for the 24-month period following a termination of employment for any reason, Mr. Seton will not solicit our employees or exclusive consultants or independent contractors and will not solicit our customers or, in the case of a termination of employment where severance is provided pursuant to the terms of the Employment Agreement, compete with us. The Employment Agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Seton on the one hand and the Company on the other hand to disparage the other.
Neely Employment Agreement
Pursuant to the terms of Ms. Neely’s Employment Agreement, Ms. Neely is entitled to, among other things:
•an annual base salary of not less than $450,000;

•an annual cash bonus with a target amount of at least 100% of her annual base salary, based on criteria and goals established by the Board or one of its committees, or the Neely Target Annual Bonus; provided, however, that Ms. Neely’s annual bonus for calendar year 2020 was a fixed amount equal to the Neely Target Annual Bonus (rather than being based on criteria and goals established and administered by the Board or one if its committees) and was prorated to reflect the period of employment from the Closing of the Internalization Transaction through December 31, 2020;
•in the first quarter of calendar year 2021, an award of time-based restricted stock, or the Neely Time-Based 2021 Award, and an award of performance-based restricted stock units, or the Neely Performance-Based 2021 Award was granted under the A&R Incentive Plan and award agreements, which are collectively referred to as the Neely 2021 Awards. The combined value of the shares of our common stock underlying the Neely 2021 Awards on the grant date was $700,000, with 50% of the grant date value of the Neely 2021 Awards consisting of the Neely Performance-Based 2021 Award and 50% consisting of the Neely Time-Based 2021 Award. The performance objectives and other terms and conditions of the Neely Performance-Based 2021 Award were determined by the Board, and the Neely Time-Based 2021 Award vest ratably over four years following the grant date, subject to Ms. Neely’s continued employment during the applicable vesting dates, with certain exceptions.
•as soon as practicable (but in no event more than 10 days) after the Closing of the Internalization Transaction, a grant of time-based restricted stock with a grant date fair value of $1,000,000, which, subject to the Ms. Neely’s continuous employment through the applicable vesting dates, with certain exceptions, will vest on December 31, 2024, or, if earlier, on the 15th month anniversary of the date of a “Qualified Event” (such as a listing of the Company’s stock on a nationally recognized stock exchange or an underwritten public offering of the Company’s stock). Such award was granted under and subject to the terms of the A&R Incentive Plan and an award agreement;
•participate in all employee benefit programs made available to our employees generally from time to time and to receive certain other perquisites; and
•payments and benefits upon termination of employment without “cause” or by Ms. Neely with “good reason” and with an execution of a release of claims as follows: (1) a lump sum cash payment equal to a multiple of one and one half (if the termination does not occur within 12 months after a change in control) or two (if the termination occurs within 12 months after a change in control) of the sum of her then-current base salary and the Neely Target Annual Bonus; (2) a pro-rated annual bonus for the year of termination; (3) vesting of all outstanding equity-based awards that are subject solely to time-based vesting conditions; and (4) if Ms. Neely elects continuation of coverage under our group health plan, continuation of subsidized health care coverage on the same terms as in effect at the time of termination for 18 months or, if earlier, until Ms. Neely becomes eligible for health care coverage from another employer or eligibility for continuation of coverage under any group health plan ends.
Ms. Neely’s Employment Agreement provides that for the 12-month period following a termination of employment for any reason, Ms. Neely will not solicit our employees or exclusive consultants or independent contractors and will not solicit our customers or, in the case of a termination of employment where severance is provided pursuant to the terms of the Employment Agreement, compete with us. The Employment Agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Ms. Neely on the one hand and the Company on the other hand to disparage the other.
Offers of Employment
In connection with the execution of the purchase agreement relating to the Internalization Transaction, each of Mr. Sajeski, Mr. Reed and Mr. Yoakum were offered at-will employment with the Company, effective on September 30, 2020. The offers included the terms and conditions governing their employment, including base salary, annual cash bonus amounts and long term incentive awards, all of which are intended to promote retention and be competitive with our peers, as well as benefits applicable to all employees of the Company.
The Employment Agreements with Mr. Seton and Ms. Neely and the offers of employment to Mr. Sajeski, Mr. Reed and Mr. Yoakum are collectively referred to as the “Employment Arrangements”.
Severance Plan
The Company has a severance plan, or the Severance Plan, to provide Jon C. Sajeski, Jason C. Reed and Jamie A. Yoakum with the opportunity to receive severance protections in connection with a termination of employment. The Severance Plan is primarily intended to help retain these NEOs, to provide appropriate protection that facilitates acting in the interest of the Company’s stockholders in the event of a possible or actual change in control of the Company, to align the Company’s severance arrangements with current market practice and to provide economic security to our NEOs in the event of certain terminations of employment. If a participant’s employment with the Company terminates for any reason, the Company shall provide (or cause to be provided to) the participant his accrued benefits, which consist of any of the following: (a) accrued but unpaid base salary and/or accrued but unused vacation and/or paid time off; (b) vested employee benefits to which the participant is entitled as of the termination; and (c) any reimbursement for necessary, customary or usual business expenses and fees incurred by the participant in accordance with the applicable expense reimbursement policy. If a participant incurs a qualifying termination, the Company shall provide (or cause to be provided to) the participant any earned but unpaid annual bonus relating to the calendar year prior to the year of such termination (provided that, except as otherwise provided in the Employment Arrangements, such participant must remain employed through the last day of the calendar year to which the Annual Bonus relates), a lump sum payment calculated in accordance with the Severance Plan and full and immediate vesting of equity-based incentive awards.
CEO Pay Ratio
Pursuant to rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. The Company identified the median employee by examining its payroll records for 2021 for all individuals other than the CEO that were employed by the Company at December 31, 2021. Compensation for employees that began employment during the year was annualized based on rate of pay (whether salary or hourly) applied to a full year.
As of December 31, 2021, the Company had 63 employees. These employees are all located within the United States and are comprised of Company officers, accountants, information technology staff, acquisition staff, asset management, property management, building engineers, and employees with various other roles and responsibilities. At December 31, 2021, the Company identified its median employee as one making $90,616 per year. For 2021, the Company's CEO, Mr. Seton, had an annual total compensation of $4,894,488. This amount is comprised of several components, as reflected in the Summary Compensation Table on page 24. Additional information concerning Mr. Seton’s total compensation is provided in the Compensation Discussion and Analysis. The ratio of the CEO compensation to median employee pay at December 31, 2021 was 54:1.
Risk Considerations in our Compensation Program
The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. Following the assessment, the Compensation Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function, or in the absence of any such committee, the Board) of any other entity that has one of its executive officers serving or having served as a member of the Board or Compensation Committee.
Compensation Committee Report
The Compensation Committee of the Board of Sila Realty Trust, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
By the Compensation Committee of the Board of Sila Realty Trust, Inc.

Randall Greene
Roger Pratt
Ronald Rayevich
EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans and Unregistered Sales of Equity Securities
On March 6, 2020, the Board approved the A&R Incentive Plan, pursuant to which we have the authority and power to grant awards of restricted shares of our Class A common stock to our directors, officers and employees, employees of our former advisor and its affiliates, employees of entities that provide services to us, directors of our former advisor or of entities that provide services to us, certain of our consultants and certain consultants to our former advisor and its affiliates or to entities that provide services to us. The Board authorized a total of 5,000,000 shares of Class A common stock for issuance under the A&R Incentive Plan on a fully diluted basis at any time.
The following table provides information regarding the A&R Incentive Plan as of December 31, 2021:

Plan Category	Number of Securities to Be Issued upon Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	—	—	4,125,050
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	4,125,050
The shares described above were not registered under the Securities Act and were issued in reliance on Section 4(a)(2) of the Securities Act.
BENEFICIAL OWNERSHIP OF EQUITY SECURITIES
The following table sets forth information as of April 19, 2022 (the record date), regarding the beneficial ownership of our common stock by each person known by us to own 5.0% or more of the outstanding shares of any class of our common stock, each of our directors, and each NEO, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 168,796,936 shares of Class A common stock outstanding (including restricted Class A common stock), as of the record date. As of the date of this proxy statement, there were no executive officers, directors, or other beneficial owners holding any shares of Class I common stock, Class T common stock, and Class T2 common stock.

Name of Beneficial Owner (1)	Number of Class A Shares of Common Stock Beneficially Owned (2)	Percentage of All Class A Common Stock
Directors
Michael A. Seton (3)	446,376	*
Jonathan Kuchin (4)	60,049	*
Randall Greene (5)	55,394	*
Adrienne Kirby (6)	9,732	*
Roger Pratt (7)	26,826	*
Ronald Rayevich (8)	48,912	*
Jamie Behar	—	*
Verett Mims	—	*
Executive Officers
Kay C. Neely (9)	202,161	*
Jon C. Sajeski (10)	86,224	*
Jason C. Reed (11)	86,224	*
Jamie A. Yoakum (12)	54,645	*
All officers and directors as a group (12 persons)	1,076,543	*

*    Represents less than 1% of the outstanding Class A common stock.
(1)The address of each beneficial owner listed is Sila Realty Trust, Inc., 1001 Water St., Suite 800 Tampa, Florida 33602
(2)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following the record date. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)Includes 430,840 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022
(4)Includes 16,975 restricted shares of our Class A common stock issued to the beneficial owner in connection with his subsequent re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.
(5)Includes 15,735 restricted shares of our Class A common stock issued to the beneficial owner in connection with his subsequent re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022. On March 18, 2022 Mr. Greene informed the Board that he will not stand for re-election to the Annual Meeting.
(6)Includes 9,732 restricted shares of our Class A common stock issued to the beneficial owner in connection with her appointment, her subsequent election to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.
(7)Includes 16,936 restricted shares of our Class A common stock issued to the beneficial owner in connection with his initial election, his subsequent re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.
(8)Includes 15,735 restricted shares of our Class A common stock issued to the beneficial owner in connection with his subsequent re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022. On March 18, 2022, Mr. Rayevich informed the Board that he will not stand for re-election to the Annual Meeting.
(9)Includes 196,119 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.
(10)Includes 84,281 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.
(11)Includes 84,281 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.
(12)Includes 53,350 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of April 19, 2022.

AUDIT COMMITTEE REPORT
Independent Auditors
KPMG LLP (“KPMG”) is the independent registered public accounting firm selected by our Audit Committee for the fiscal year ended December 31, 2021. KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee reserves the right, however, to select new auditors at any time in the future in its discretion if it deems such decision to be in the best interests of the Company. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws. KPMG representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, KPMG representatives will be available to respond to appropriate questions posed by any stockholders.
During the year ended December 31, 2020 through the most recent fiscal year ended December 31, 2021, neither the Company nor anyone on its behalf consulted with KPMG regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the Company’s financial statements; or (3) any matter that was either the subject of a disagreement or event identified in response to Item 304(a)(1) of Regulation S-K (there being none).
The Audit Committee reviewed the audit and non-audit services performed by KPMG, as well as the fees charged by KPMG for such services. In its review of the non-audit services and fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of KPMG. The aggregate fees billed to us for professional accounting services by KPMG for the years ended December 31, 2021 and December 31, 2020, are respectively set forth in the table below.

	Year Ended December 31, 2021	Year Ended December 31, 2020
Audit fees	$759,250	$820,000
Audit-related fees	—	—
Tax fees	127,807	164,110
All other fees	—	10,000
Total	$887,057	$994,110
For purpose of the preceding table, the professional fees are classified as follows:
•Audit fees - These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the independent auditors in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, and audits of acquired properties or businesses or statutory audits for our subsidiaries or affiliates.
•Audit-related fees - These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements and general assistance with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC rules promulgated pursuant to the Sarbanes Oxley Act of 2002.
•Tax fees - These are fees for all professional services performed by professional staff, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.
•All other fees - These are fees for other permissible work performed that do not meet the above-described categories, including a subscription to an accounting research website.

Pre-Approval Policies
The Audit Committee’s charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The chairman of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, including a subscription to an accounting research website, require specific pre-approval by the Audit Committee prior to the engagement of KPMG. All amounts specifically pre-approved by the chairman of the Audit Committee in accordance with this policy, are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by KPMG for the years ended December 31, 2021 and December 31, 2020 were pre-approved in accordance with the policies and procedures described above.

Report of the Audit Committee
Pursuant to the Audit Committee charter adopted by the Board, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting that management has established and the audit and financial-reporting process. The Audit Committee is composed of four independent directors. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing, and the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee’s role does not provide any special assurance with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The Audit Committee relies in part, without independent verification, on information provided to it and on representations made by management and the independent auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the 2021 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company.
The Audit Committee reviewed with KPMG its judgments as to the quality and the acceptability of the financial statements and the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and other matters required by the Audit Committee charter. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence from the Company and its management. When considering the independence of KPMG, the Audit Committee considered whether its array of services to the Company beyond those rendered in connection with its audit of our consolidated financial statements and reviews of the Company’s consolidated financial statements, including the Company’s quarterly reports on Form 10-Q, was compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for these services to, KPMG.
The Audit Committee discussed with KPMG the overall scope and plans for the audit. The Audit Committee meets periodically with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of the Company.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the 2021 audited financial statements of the Company that were included in the Annual Report on Form 10-K for the year ended December 31, 2021, be filed with the SEC on March 29, 2022. The Audit Committee also reappointed, and the Board has approved, KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee of the Board:
Jonathan Kuchin (Chairman)
Randall Greene
Ronald Rayevich
Adrienne Kirby

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
Transactions with Related Persons
The Company did not have any transactions with related parties during 2021.

Review, Approval or Ratification of Transactions with Related Persons
In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (1) transactions we enter into with our directors, and (2) certain future offerings. These restrictions include, among others, the following:
•We will not purchase or lease properties from any of our directors or any of their respective affiliates without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its current appraised value, as determined by an independent appraiser. We will not sell or lease properties to any of our directors or any of their respective affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, determines that the transaction is fair and reasonable to us.
•We will not make any loans to any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving our directors or their respective affiliates, if such mortgage loan is insured or guaranteed by a government or government agency or provided, among other things, that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. Any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
We will not accept goods or services from our directors or any of their or its affiliates or enter into any other transaction with our directors or any of their affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.
In addition, the Board has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Sila is a participant, the amount involved exceeds $120,000 and a “Related Party” had, has or will have a direct or indirect material interest. “Related Parties” are Sila’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Sila’s outstanding common stock, and any immediate family member of any of the foregoing persons. Under the Related Party Transactions Policies and Procedures, the "Disinterested Members" of the Audit Committee (i.e., those members of the Audit Committee who have no, and whose immediate family members have no, direct or indirect material interest in the potential related party transaction at issue) review potential related party transactions for approval or ratification. If, however, the Chief Executive Officer determines that it is impractical or undesirable to wait until the next Audit Committee meeting, the Chairperson of the Audit Committee shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Chairperson of the Audit Committee is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Chairperson of the Audit Committee) will consider, among other things, whether there are demonstrable business reasons for entering into the transaction, whether the transaction is in (or not inconsistent with) the best interests of Sila and its stockholders, the potential effect of entering into the transaction on a director’s independence, and whether the transaction would present a conflict of interest for any director, officer or employee of Sila.
PROPOSAL NO. 2 — ADOPTION OF THIRD ARTICLES OF AMENDMENT AND RESTATEMENT
We are asking stockholders to consider and vote on three proposals – Proposals 2.A, 2.B and 2.C – that, if approved, would (a) remove or revise certain limitations in our charter that were previously required by the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association (the “NASAA REIT Guidelines”) and make other conforming and ministerial changes, (b) make certain revisions to our charter in order to bring it more in line with those of publicly-listed companies and (c) make certain revisions to our charter in order to facilitate listing. A copy of our Third Articles of Amendment and Restatement, marked to show changes from our current charter, is attached to this proxy statement as Annex A. The following discussion is qualified in its entirety by the complete text of our Third Articles of Amendment and Restatement attached to this proxy statement as Annex A.
Background
The Board has been exploring and is continuing to explore various strategic alternatives for us. We are proposing certain amendments to our charter that will give the Board the flexibility to effectuate potential liquidity and other strategies if and when the Board decides to do so.
Our charter currently includes certain provisions from the NASAA REIT Guidelines which apply to REITs with stock that is publicly registered with the SEC but is not listed on a national securities exchange. Our charter was designed to be consistent with the charters of other non-traded REITs and to satisfy certain requirements imposed by state securities administrators in connection with our public non-traded offerings. We believe that the limitations included in our current charter which derive from the NASAA REIT Guidelines create interpretive questions resulting in uncertainty which could impair our ability to operate if the Board decides to pursue various strategic options in the future, such as a listing. We believe that removing the NASAA-mandated provisions and otherwise amending our charter consistent with Maryland law and the charters of other listed companies will result in a charter that is comparable to publicly traded REITs and will provide us with more flexibility, if the Board deems that to be appropriate and in our best interests and the best interests of our stockholders.
If each of Proposals 2.A, 2.B and 2.C set forth below is approved by our stockholders, we will file the Third Articles of Amendment and Restatement, in the form attached to this proxy statement as Annex A, with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and such Third Articles of Amendment and Restatement will become effective upon acceptance for record by the SDAT. If less than all of Proposals 2.A, 2.B and 2.C are approved, our charter will be amended and restated to reflect only those amendments which have been approved by our stockholders.
Proposal 2.A—Removal or Revision of Limitations Required by NASAA REIT Guidelines
The majority of the changes that the Board is proposing to our charter relate to the removal or revision of provisions and restrictions that were required by state securities administrators in order for us to publicly offer our stock without having it listed on a national securities exchange. If our common stock is listed on a national securities exchange, these provisions and restrictions will no longer be required and, in some cases, if retained, would place restrictions on our activities that could put us at a competitive disadvantage compared to our peers with publicly listed securities. The following are the principal changes that we are asking stockholders to approve in connection with the removal of various NASAA-mandated limitations:
•Delete the requirement that all shares of stock be fully paid and nonassessable when issued. Although we have no present intention of doing so, the Maryland General Corporation Law (the “MGCL”) permits a corporation to issue stock in exchange for future payment or stock that is assessable.
•Delete the NASAA REIT Guidelines limitations on the voting rights which may be afforded to classes of common stock and preferred stock, respectively, in a private offering. This change would provide the Board more flexibility in determining what terms and rights of a new class or series of stock, including voting rights, would be in our best interests at the time of issuance. The change may increase the possible dilutive effect of potential future private issuances of stock.
•Delete the NASAA REIT Guidelines prohibition on distributions in kind to provide us more flexibility with respect to distributions.
•Delete the NASAA REIT Guidelines provision specifying that we will not issue stock certificates unless otherwise provided by the Board, as the issuance of stock certificates is a matter normally addressed by listed companies in their bylaws.
•Delete the NASAA REIT Guidelines provisions that impose certain suitability and minimum investment requirements on investors in our common stock. The removal of these provisions will generally provide stockholders with greater ability to sell shares as prospective buyers would no longer be subject to the financial suitability standards imposed by the NASAA REIT Guidelines. In addition, the removal of these provisions would eliminate any minimum initial cash investment amounts or minimum subsequent cash investment amounts for stockholders. Furthermore, the removal of these provisions eliminates the requirement that we or anyone selling common stock on our behalf make a determination that the purchase of our common stock is a suitable and appropriate investment for the prospective stockholder. Rather, prospective stockholders or their financial advisers, or both, would determine for themselves whether an investment in us is suitable and appropriate.

•Delete the NASAA REIT Guidelines restrictions on share repurchases which we believe are uncommon in public company charters and which reduce flexibility.
•Delete the NASAA REIT Guidelines requirements related to distribution reinvestment plans that establish disclosure and withdrawal rights which we believe are uncommon in public company charters.
•Delete the NASAA REIT Guidelines requirement that the Board be comprised of at least three directors. Under the MGCL, the Board may be comprised of as few as one director. Also remove the requirement that a majority of the Board consist of independent directors (as defined by the NASAA REIT Guidelines). Stock exchange rules would require that a majority of directors be independent in order for us to list shares of our common stock, and we believe that the applicable stock exchange definition of independence provides an appropriate definition of independence for a publicly listed company. Removing the definition required by the NASAA REIT Guidelines will eliminate any possibility of conflict between such definition and the stock exchange definition.
•Delete the NASAA REIT Guidelines requirement that the independent directors nominate replacements for vacancies among the independent director positions, which we believe is an uncommon requirement in public company charters.
•Delete the NASAA REIT Guidelines requirements that each director have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage our assets and that at least one independent director have at least three years of relevant real estate experience. We believe that the Board, in consideration of the many characteristics that may make a nominee a valuable addition to the Board, should have discretion in the nomination of directors.
•Delete the NASAA REIT Guidelines requirement that a majority of the members of all committees (even ad hoc committees) be independent directors as such requirement is more stringent than stock exchange rules with respect to committee composition.
•Delete the NASAA REIT Guidelines requirement that each director hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Pursuant to the MGCL, unless a corporation’s board of directors is classified (which the Board is not) or the terms of any class or series of stock pursuant to which directors are elected provide otherwise, directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify.
•Delete the NASAA REIT Guidelines statement that directors serve in a fiduciary capacity and have fiduciary duties. Under the MGCL, each director has a duty to act in good faith, with a reasonable belief that his or her action is in the corporation’s best interests and with the care of an ordinarily prudent person in a like position under similar circumstances.
•Delete the NASAA REIT Guidelines requirement that the issuance of preferred stock be approved by a majority of the independent directors in order to provide more flexibility to the Board in connection with potential future issuances of preferred stock.
•Delete the statement providing that the NASAA REIT Guidelines would control in the event the Board determined they conflicted with any non-mandatory provision of the MGCL. This provision should no longer be necessary as a result of the deletion of the various NASAA REIT Guidelines provisions.
•Delete the requirement that a majority of independent directors approve actions by the Board to which certain NASAA REIT Guidelines applied, given that the sections of our charter pertaining to such NASAA REIT Guidelines are being removed.
•Delete the NASAA REIT Guidelines provisions related to the appointment of, supervision of and payment of enumerated fees to an external advisor as we are no longer externally managed.
•Delete the NASAA REIT Guidelines provisions (a) requiring review of our investment policies, (b) prohibiting certain joint ventures and investments in equity securities, (c) restricting certain other investments that we may make (including investments in certain mortgage loans and unimproved property), (d) limiting our ability to incur indebtedness in excess of 300% of net assets unless certain conditions are satisfied and (e) limiting our ability to issue certain securities (including equity securities on a deferred-payment basis or other similar arrangement, debt securities in the absence of adequate cash flow to cover debt service and equity securities redeemable solely at the option of the holder) as we believe that these provisions are not customarily included in the charters of publicly listed companies and could unnecessarily restrict the Board from managing our business and affairs in a manner it believes to be in our best interests.
•Delete the NASAA REIT Guidelines provisions relating to affiliated transactions. Under the MGCL, a transaction between a corporation and any of its directors or any other entity in which any of its directors is a director or has a material financial interest is subject to voidability unless the transaction is approved by the affirmative vote of a majority of disinterested directors or a majority of the votes cast by disinterested stockholders or is fair and reasonable to the corporation.
•Delete the NASAA REIT Guidelines requirement that an annual meeting of stockholders be held no less than 30 days after delivery of our annual report as we do not believe that this provision is customarily included in the charters of publicly listed companies and believe that the Board should have maximum flexibility in setting our annual meeting date subject to applicable laws and regulations.
•Delete the NASAA REIT Guidelines requirement that a director receive the affirmative vote of the holders a majority of the shares present, in person or by proxy, at a meeting in order to be elected. We believe it is advisable to delete this provision because it creates a possibility that no nominee would be elected to fill a director seat. If no nominee for a director seat receives the vote of a majority of shares present because, for example, many stockholders abstain, then the previously elected director will continue to serve as a “holdover” director. In addition, there can be significant costs and delays to us when soliciting stockholder votes, which may be greater under the current majority voting standard. If the deletion of this provision from our charter is approved, we intend to revise the related provision of our bylaws so that, consistent with the default standard under the MGCL, a plurality of all the votes cast at a meeting at which a quorum is present would be sufficient to elect a director.
•Delete the NASAA REIT Guidelines requirement that a special meeting of stockholders be called upon the request of the stockholders entitled to cast at least 10% of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders. Under the MGCL, the percentage required to call a meeting can be, and for publicly listed companies often is, as high as a majority. By approving the deletion of this provision from our charter, you effectively will be permitting the Board to set the threshold for a special meeting request by our stockholders in its discretion and without stockholder approval through our bylaws.
•Delete the provisions related to notice of stockholder meetings and quorum at such meetings. Our bylaws include provisions that govern notices of and quorum at stockholder meetings.
•Delete the NASAA REIT Guidelines requirements related to stockholder approval of certain matters as the MGCL already requires stockholder approval for such matters.
•Delete the NASAA REIT Guidelines restrictions on voting of shares held by any of our directors and any of their affiliates regarding the removal of any of our directors or a transaction with any of our directors or any of their affiliates, as we do not believe that these provisions are customarily included in the charters of publicly listed companies.
•Delete the NASAA REIT Guidelines requirements related to inspection rights as the MGCL already grants inspection rights. The inspection rights provided by the MGCL to all stockholders are more limited than the rights under the NASAA REIT Guidelines.
•Delete the NASAA REIT Guidelines requirement that we provide a copy of our stockholder list to any stockholder upon request. The MGCL requires only that a stockholder list be provided to one or more persons who together are, and for at least six months have been, stockholders of record of at least 5% of the outstanding shares of stock of any class of stock of the corporation.
•Delete the NASAA REIT Guidelines requirement that an annual report be provided to each stockholder within 120 days after the end of the fiscal year. The MGCL requires that an annual statement of affairs, including a balance sheet and a financial statement of operations, be submitted at the annual meeting of stockholders and made available for inspection within 20 days thereafter.
•Delete the NASAA REIT Guidelines restrictions on exculpation and indemnification of, and advance of expenses to, directors and officers and instead provide for exculpation, indemnification and advance of expenses to the maximum extent permitted by Maryland law, which we believe is common for public companies (including REITs) formed under Maryland law and which we believe will enhance our ability to attract and retain directors and officers.
•Delete the NASAA REIT Guidelines restrictions on roll-up transactions, which would otherwise cease to be applicable one year following listing.

The Third Articles of Amendment and Restatement also reflect a number of changes and other modifications of a ministerial nature that are necessary in view of the foregoing changes being proposed. These changes and modifications include, among other things, deletion and revision of definitions, references and cross-references and other provisions that are no longer applicable to us or that need to be updated, and the necessary re-numbering and lettering of remaining provisions.

Proposal 2.B—Revisions to Conform Our Charter to Those of Publicly-Listed Companies
The Board is proposing certain other changes to our charter in order to bring our charter more in line with those of publicly-listed companies, including the following:
•Provide that the Board has the power to amend, alter or repeal our bylaws and to make new bylaws. If the stockholders are ever given the concurrent power to amend the bylaws, as has started to become common among publicly-listed companies, this change will prevent the stockholders from unilaterally divesting the Board of the power to amend, alter or repeal our bylaws and to make new bylaws, which would restrict the Board from managing our business and affairs in the manner required by the MGCL.
•Clarify that, unless the terms and conditions of the agreements and undertakings entered into with an excepted holder in connection with the establishment of an excepted holder limit for such excepted holder provide otherwise, the Board may reduce the excepted holder limit for an excepted holder at any time after the excepted holder no longer owns shares in excess of the aggregate share ownership limit or common share ownership limit generally applicable to all stockholders.
•Clarify that our failure to designate a charitable beneficiary or to appoint a trustee of a charitable trust before the automatic transfer to such charitable trust of shares the ownership of which would otherwise result in a violation of the restrictions on transfer and ownership of shares set forth in our charter will not render the automatic transfer ineffective as long as we subsequently make such designation and appointment.
•Clarify that, if any of the restrictions on transfer and ownership of shares set forth in our charter are determined to be invalid by any court, the validity of the remaining provisions will not be affected.
•As permitted by the MGCL and consistent with the charters of many exchange-traded REITs, provide that a director may be removed only for cause, which means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
•Clarify that we have the power, by resolution of the Board, to renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to us or developed by or presented to one or more of our directors or officers.
Proposal 2.C—Revisions to Facilitate Listing
The Board is proposing certain other changes to our charter in order to facilitate listing, including providing that, upon the listing of common stock or a class of common stock for trading on a national securities exchange or such later date or dates not to exceed 12 months from the date of listing as approved by the Board with respect to all or any portion of the outstanding shares of any class or classes of common stock that are not so listed, each share of any class or classes of common stock that are not so listed or of such portion thereof will automatically and without any action on the part of the holder thereof convert into a number of shares of common stock that are listed, or of shares of the class of common stock that is listed, equal to a fraction, the numerator of which is the net asset value allocable to each share of the applicable non-listed class of common stock and the denominator of which is the net asset value allocable to each share of common stock or each share of the class of common stock that is listed.
The Third Articles of Amendment and Restatement also consolidate the provisions related to our Class I common stock and Class T2 common stock that were previously established through Articles Supplementary filed with the SDAT and the provisions of our charter related to our Class A common stock and Class T common stock into a single document.
Vote Required
Approval of each of Proposals 2.A, 2.B and 2.C requires the affirmative vote of the holders of a majority of all of the outstanding shares of our Class A common stock, Class T common stock, Class I common stock and Class T2 common stock as of the close of business on the record date, voting together as a single class.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF PROPOSALS 2.A, 2.B AND 2.C, COLLECTIVELY CONSTITUTING THE AMENDMENT AND RESTATEMENT OF OUR CHARTER.
PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote on a non-binding advisory resolution approving the compensation paid to our NEOs described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officer compensation. Approval of this non-binding advisory resolution will be secured by an affirmative vote of a majority of the votes cast with respect to this proposal.
In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve, on a non-binding advisory basis, the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”
We are asking our stockholders to indicate their support for the compensation of our NEOs. This non-binding advisory vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our policies and practices relating to their compensation as described in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative disclosure.
While this vote is advisory and will be non-binding, the Board and the Compensation Committee value the opinions of our stockholders and intend to take the results of the vote on this proposal into account in future decisions regarding the compensation of our named executive officers.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED HEREIN.
PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee selected and appointed the firm of KPMG to act as our independent registered public accounting firm for the year ending December 31, 2022. Ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast in person or by proxy at a meeting at which a quorum is present. Any shares not voted, whether by abstention, broker non-vote or otherwise, have no impact on the vote.
Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.
Representatives of KPMG are expected to be available during the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders. Please see the section entitled “Audit Committee Report - Independent Auditors” in this proxy statement for the aggregate fees billed to us for professional accounting services by KPMG for the years ended December 31, 2021 and December 31, 2020.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
STOCKHOLDER PROPOSALS
Stockholder Proposals in the Proxy Statement. Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2023 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices no later than December 30, 2022. If the date of the 2023 Annual Meeting changes by more than thirty (30) days from the date that is the first anniversary of the Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail proxy materials for the 2023 Annual Meeting.
Stockholder Proposals and Nominations for Directors to be Presented at Meetings. If a stockholder wishes to present a proposal at the 2023 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2023 proxy materials, our bylaws currently require that the stockholder give advance written notice to our Chief Financial Officer, Treasurer and Secretary, Kay C. Neely, at our offices no earlier than November 30, 2022, and no later than 5:00 p.m., Eastern Time, on December 30, 2022; provided, however, that in the event that the date of the 2023 Annual Meeting of Stockholders is advanced or delayed by more than thirty days from July 7, 2023, written notice of a stockholder proposal must be delivered not earlier than the 150th day prior to the date of the 2023 Annual Meeting of Stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2023 Annual Meeting of Stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. Any stockholder proposals not received by us by the applicable date in the previous sentence will be considered untimely. Rule 14a-4(c) promulgated under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits with respect to such untimely proposals. Stockholders are advised to review the Company’s bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations.
ANNUAL REPORT
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, was mailed to stockholders on or about April 29, 2022.

ANY STOCKHOLDER WHO DID NOT RECEIVE A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K OR WOULD LIKE ADDITIONAL COPIES, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO: SILA REALTY TRUST, INC., 1001 WATER ST., SUITE 800, TAMPA, FLORIDA 33602, ATTENTION: SECRETARY.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.
You may also obtain our other SEC filings and certain other information concerning us through the Internet at www.sec.gov and www.silarealtytrust.com. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

Sincerely,
By Order of the Board

Kay C. Neely
Chief Financial Officer, Executive Vice President, Treasurer and Secretary
PLEASE VOTE - YOUR VOTE IS IMPORTANT

APPENDIX A
THIRD ARTICLES OF AMENDMENT AND RESTATEMENT
See attached.

SILA REALTY TRUST, INC.
THIRD ARTICLES OF AMENDMENT AND RESTATEMENT
Sila Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
FIRST: The Corporation desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the corporation (which is hereinafter called the “Corporation”) is:
Sila Realty Trust, Inc.
ARTICLE II
PURPOSES AND POWERS
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE IV
DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:
Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.
Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B)

of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.
Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Bylaws. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.
Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 6.2.1.
Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as Trustee of the Charitable Trust.

Charter. The term “Charter” shall mean the charter of the Corporation.
Class A Shares. The term “Class A Shares” shall have the meaning as provided in Section 5.1 herein.
Class I Shares. The term “Class I Shares” shall have the meaning as provided in Section 5.1 herein.
Class T Shares. The term “Class T Shares” shall have the meaning as provided in Section 5.1 herein.
Class T2 Shares. The term “Class T2 Shares” shall have the meaning as provided in Section 5.1 herein.
Classes. The term “Classes” shall mean the Class A Shares, the Class I Shares, the Class T Shares, the Class T2 Shares and any other class or classes of Common Stock.
Code. The term “Code” shall have the meaning as provided in Article II herein.
Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.
Common Shares. The term “Common Shares” shall have the meaning as provided in Section 5.1 herein.
Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.

Dealer Manager. The term “Dealer Manager” shall mean such Person selected by the Board to act as the dealer manager for an Offering.

Director. The term “Director” shall have the meaning as provided in Section 7.1 herein.
Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL) by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Excepted Holder. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7.
Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees in writing to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 and subject to adjustment pursuant to Section 6.1.8, the percentage limit established by the Board of Directors pursuant to Section 6.1.7.
Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
Gross Proceeds. The term “Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Corporation through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Corporation are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.
Listing. The term “Listing” shall mean the listing of Common Shares on a national securities exchange. Upon a Listing, such Common Shares shall be deemed “Listed.”
Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.
MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

Net Asset Value per Class A Share. The term “Net Asset Value per Class A Share” shall mean the net asset value of the Corporation allocable to the Class A Shares, calculated as described in the Prospectus (or, if the Corporation is not then engaged in an Offering of Class A Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), as may be amended from time to time, divided by the number of outstanding Class A Shares.

Net Asset Value per Class I Share. The term “Net Asset Value per Class I Share” shall mean the net asset value of the Corporation allocable to the Class I Shares, calculated as described in the Prospectus (or, if the Corporation is not then engaged in an Offering of Class I Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), as may be amended from time to time, divided by the number of outstanding Class I Shares.
Net Asset Value per Class T Share. The term “Net Asset Value per Class T Share” shall mean the net asset value of the Corporation allocable to the Class T Shares, calculated as described in the Prospectus (or, if the Corporation is not then engaged in an Offering of Class T Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), as may be amended from time to time, divided by the number of outstanding Class T Shares.
Net Asset Value per Class T2 Share. The term “Net Asset Value per Class T2 Share” shall mean the net asset value of the Corporation allocable to the Class T2 Shares, calculated as described in the Prospectus (or, if the Corporation is not then engaged in an Offering of Class T2 Shares and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), as may be amended from time to time, divided by the number of outstanding Class T2 Shares.

Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Article VIII herein.
NYSE. The term “NYSE” shall mean the New York Stock Exchange.
Offering. The term “Offering” shall mean any offering and sale of Shares.
Offering Expenses. The term “Offering Expenses” shall mean any and all costs and expenses incurred by the Corporation and to be paid in connection with the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.
Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 5.1 herein.
Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article VI herein, would Beneficially Own or Constructively Own Shares in violation of Section 6.1.1, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

Prospectus. The term “Prospectus” shall mean the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Securities to the public.

Reinvestment Plan. The term “Reinvestment Plan” shall mean a distribution reinvestment plan.
Reinvestment Plan Share. The term “Reinvestment Plan Share” shall have the meaning as provided in Section 5.2.6 herein.
REIT. The term “REIT” shall mean a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.
REIT Provisions of the Code. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 8.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.
SDAT. The term “SDAT” shall mean the State Department of Assessments and Taxation of Maryland.
Securities. The term “Securities” shall mean any of the following issued by the Corporation, as the text requires: Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Selling Commissions. The term “Selling Commissions” shall mean any and all commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to the Dealer Manager.
Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.
Soliciting Dealers. The term “Soliciting Dealers” shall mean those broker-dealers that are members of the Financial Industry Regulatory Authority, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the Dealer Manager to sell Shares.
Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.
Total Corporation-Level Underwriting Compensation. The term “Total Corporation-Level Underwriting Compensation” shall mean all underwriting compensation paid or incurred with respect to an Offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including distribution and servicing fees and Selling Commissions.

Total Share-Level Underwriting Compensation. The term “Total Share-Level Underwriting Compensation” shall mean all underwriting compensation, including without limitation dealer manager fees, Selling Commissions and distribution and servicing fees, paid by the Corporation or on behalf of the Corporation to the Dealer Manager or Soliciting Dealers with respect to each Class T2 Share.
Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such action or cause any such event, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

ARTICLE V
STOCK
Section 5.1 Authorized Shares. The Corporation has authority to issue 610,000,000 Shares, consisting of 510,000,000 shares of Common Stock, $0.01 par value per share (“Common Shares”), 185,000,000 of which are classified as Class A Common Stock (the “Class A Shares”), 175,000,000 of which are classified as Class T Common Stock (the “Class T Shares”), 75,000,000 of which are classified as Class I Common Stock (the “Class I Shares”) and 75,000,000 of which are classified as Class T2 Common Stock (the “Class T2 Shares”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $6,100,000. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.
Section 5.2 Common Shares.
Section 5.2.1 Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.
Section 5.2.2 Description. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.
Section 5.2.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. The holder of each Class A Share shall be entitled to be paid, out of assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class A Share, the holder of each Class T Share shall be entitled to be paid, out of assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value of Class T Share, the holder of each Class I Share shall be entitled to be paid, out of assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class I Share and the holder of each Class T2 Share shall be entitled to be paid, out of assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class T2 Share; provided, however, that if the available assets of the Corporation are insufficient to pay in full the above described liquidation payments, then such assets, or the proceeds thereof, shall be distributed among the holders of the Class A Shares and the Class T Shares ratably in the same proportion as the respective amounts that would be payable on such Class A Shares, Class T Shares, Class I Shares and Class T2 Shares if all amounts payable thereon were paid in full.

Section 5.2.4 Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. The Classes shall vote together as a single class on all actions to be taken by the Stockholders; provided, however, the affirmative vote of a majority of the then outstanding Class A Shares, Class T Shares, Class I Shares or Class T2 Shares, as the case may be, with no other Class voting except the applicable Class voting as a separate class, shall be required (A) to amend the Charter if such amendment would materially and adversely affect the rights, preferences and privileges of such Class; (B) on any matter submitted to Stockholders that relates solely to such Class; and (C) on any matter submitted to Stockholders in which the interests of such Class differ from the interests of any other Class.

Section 5.2.5 Conversion Upon Listing. Upon the Listing of Common Shares or a Class of Common Shares or such later date or dates not to exceed twelve months from the date of Listing as shall be approved by the Board of Directors with respect to all or any portion of the outstanding Shares of any Class or Classes of Common Shares that are not so Listed, each Share of the Class or Classes of Common Shares that are not so Listed or of such portion thereof shall automatically and without any action on the part of the holder thereof convert into a number of Common Shares that are Listed, or of Shares of the Class of Common Shares that is Listed, equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to each Share of the applicable Class of Common Shares that is not Listed and the denominator of which is the net asset value of the Corporation allocable to each Common Share, or each Share of the Class of Common Shares, that is Listed.

Section 5.2.6 Conversion of Class T2 Shares Upon Other Events. Each Class T2 Share sold in an Offering, together with any Class T2 Share issued pursuant to a Reinvestment Plan (a “Reinvestment Plan Share”) upon the reinvestment of Distributions paid with respect to (x) such Class T2 Share or (y) a Reinvestment Plan Share directly or indirectly attributable to such Class T2 Share, shall automatically and without any action on the part of the holder thereof convert into such number of Class I Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T2 Share (including any reduction for distribution and servicing fees as described in the applicable Prospectus) and the denominator of which is the Net Asset Value Per Class I Share, on the earliest of (a) the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that Total Corporation-Level Underwriting Compensation with respect to the Offering in which such Class T2 Share was sold equals ten percent of the Gross Proceeds from the sale of Shares in such Offering (excluding Gross Proceeds from the sale of Shares pursuant to a Reinvestment Plan), (b) the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that the Total Share-Level Underwriting Compensation, including the distribution and servicing fees paid with respect to such Class T2 Share, equals 8.5% of the total gross investment amount at the time of purchase of such Class T2 Share or a lower limit, provided that, in the case of a lower limit, (i) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time such Class T2 Share was issued sets forth the lower limit and (ii) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing, (c) the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that the distribution and servicing fees paid with respect to such Class T2 Share equals three percent of the total gross investment amount at the time of purchase of such Class T2 Share and (d) the date on which the holder of such Class T2 Share or its agent notifies the Corporation or its agent that such holder is represented by a new Soliciting Dealer unless such new Soliciting Dealer enters into a participating broker-dealer agreement with the Dealer Manager or otherwise agrees to provide the services set forth in the agreement between the Corporation and the Dealer Manager.

Section 5.3 Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.
Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with SDAT. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.
Section 5.5 Distributions. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding. Dividends or other Distributions declared and paid with respect to the Class T2 Shares may vary among holders thereof in order to account for differences in the distribution and servicing fees and other fees and expenses payable to the Dealer Manager with respect to such Class T2 Shares.
Section 5.6 Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

ARTICLE VI
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 6.1 Shares.
Section 6.1.1 Ownership Limitations. Prior to the Restriction Termination Date, but subject to Section 6.3:
(a) Basic Restrictions.
(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
(ii) No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii) Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
(b) Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or (ii),
(i) then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
(ii) if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VI.
Section 6.1.2 Remedies for Breach. If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.1.1 (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.
Section 6.1.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
Section 6.1.4 Owners Required To Provide Information. Prior to the Restriction Termination Date:

(a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and
(b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.1.5 Remedies Not Limited. Subject to Section 7.6 of the Charter, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s status as a REIT.
Section 6.1.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained in Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it. In the event Section 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV or Sections 6.1 or 6.2. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.
Section 6.1.7 Exceptions.
(a) Subject to Section 6.1.1(a)(ii), the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);
(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 6.1.1(b) and 6.2.

(b) Prior to granting any exception pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c) Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable or exercisable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable or exercisable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.
Section 6.1.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 6.1.1(a)(ii), the Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage of ownership of Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage of ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 6.1.9 Legend. Any certificate representing Shares shall bear substantially the following legend:
The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder

(in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on Transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically Transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.
Section 6.2 Transfer of Shares in Trust.
Section 6.2.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 6.1.1(b). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.
Section 6.2.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.
Section 6.2.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been Transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Stockholders.

Section 6.2.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Charitable Trustee upon demand.
Section 6.2.5 Purchase Right in Shares Transferred to the Charitable Trustee. Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable

Trustee pursuant to Section 6.2.3 of this Article VI. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.
Section 6.2.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Charitable Trustee before the automatic transfer provided in Section 6.1.1(b) of the Charter shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.3 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
Section 6.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
Section 6.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
Section 6.6 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VII
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 7.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be six, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that the total number of Directors shall not be fewer than the minimum number required by the MGCL. The names of the Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

Jonathan Kuchin
Randall Greene
Adrienne Kirby
Roger Pratt
Ronald Rayevich
Michael A. Seton[1]
1 List to be updated as necessary to reflect individuals serving upon filing of Third Articles of Amendment and Restatement.

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.
The Corporation elects, pursuant to Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
Section 7.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 7.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 7.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other Security which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.
Section 7.5 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class of the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination.
Section 7.6 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VI is no longer required for REIT qualification.

Section 7.7 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
Section 7.8 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more Directors or officers of the Corporation.
ARTICLE VIII
TENDER OFFERS
If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. No Stockholder may Transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Article VIII, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Article VIII shall be of no force or effect with respect to any Shares that are then Listed.
ARTICLE IX
LIABILITY LIMITATION AND INDEMNIFICATION
Section 9.1 Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Corporation by reason of being a Stockholder.
Section 9.2 Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or the Stockholders for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.3 Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.
Neither the amendment nor repeal of this Section 9.3, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 9.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 9.4 Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.
ARTICLE X
AMENDMENTS
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.
SEVENTH: The undersigned acknowledges these Third Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Executive Vice President, Treasurer and Secretary on this _____ day of ____________, 2022.

ATTEST:		SILA REALTY TRUST, INC.

(SEAL)
Name:	Kay C. Neely	Name:	Michael A. Seton
Title:	Chief Financial Officer, Executive Vice President, Treasurer and Secretary	Title:	Chief Executive Officer and President

APPENDIX B
Use of Non-GAAP Information
Net operating income, a non-GAAP financial measure, is defined as rental revenue, less rental expenses, which excludes general and administrative expenses, internalization transaction expenses, asset management fees, depreciation and amortization, impairment loss on real estate, impairment loss on goodwill, gain on real estate dispositions, interest and other expense, net, and income from discontinued operations. The Company believes that net operating income serves as a useful supplement to net income because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Net operating income should not be considered as an alternative to net income determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, net operating income should be examined in conjunction with net income as presented in the consolidated financial statements and data included on the Company’s Annual Report on Form 10-K for fiscal year 2021 filed with the SEC on March 29, 2022.
The following are reconciliations of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to net operating income for the years ended December 31, 2021 and 2020 (amounts in thousands):

	Year Ended December 31,
	2021	2020
Revenue:
Rental revenue	$172,838	$165,781
Expenses:
Rental expenses	12,705	15,187
Net operating income	160,133	150,594

Expenses:
General and administrative expenses	26,395	16,681
Internalization transaction expenses	—	3,640
Asset management fees	—	12,604
Depreciation and amortization	70,259	69,849
Impairment loss on real estate	27,166	—
Impairment loss on goodwill	671	—
Gain on real estate dispositions	89	3,142
Income from operations	35,731	50,962
Interest and other expense, net	34,515	42,025
Income from continuing operations	1,216	8,937
Income from discontinued operations	401,444	27,839
Net income attributable to common stockholders	$402,660	$36,776
The Company generates its net operating income from property operations. In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as operating properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development and properties or land classified as held for sale. Activities of one land parcel that formerly contained a healthcare property classified as held for sale that did not meet the criteria of discontinued operations as of December 31, 2021, or the Land Held for Sale, is presented separately in the table below and shows the breakdown of the year ended December 31, 2021. By evaluating the net operating income of the same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and determine the effects of new acquisitions and dispositions on net income.
The following table represents the breakdown of the year ended December 31, 2021, total rental revenue and rental expenses and compares with amounts for the 2020 corresponding period (amounts in thousands). The Company believes that the below presentation of total rental revenue is not, and is not intended to be, a presentation in accordance with GAAP and allows investors and management to evaluate the Company’s performance.

	Year Ended December 31,
	2021	2020
Revenue:
Same store rental revenue	$156,555	$153,957
Same store tenant reimbursements (1)	8,316	7,896
Non-same store rental revenue	6,367	1,944
Non-same store tenant reimbursements (1)	901	1,131
Land Held for Sale rental revenue	164	513
Land Held for Sale tenant reimbursements (1)	433	231
Other operating income	102	109
Total rental revenue	172,838	165,781
Expenses:
Same store rental expenses	9,831	12,174
Non-same store rental expenses	1,751	1,702
Land Held for Sale rental expenses	1,123	1,311
Net operating income	$160,133	$150,594

(1)    Tenant reimbursements represent expenses, which are paid back to the Company by a tenant.
Funds From Operations (“FFO”) and Adjusted Funds From Operations ("AFFO") are non-GAAP financial measures. FFO is calculated using the NAREIT definition: net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful. In addition to FFO, the Company uses AFFO as a supplemental financial performance measure because the Company believes it provides to stakeholders a more complete understanding of its sustainable performance. AFFO is a metric used by management to evaluate the Company's dividend policy. The Company calculates AFFO, a non-GAAP measure, by further adjusting FFO for the following items included in the determination of GAAP net income: amortization of above- and below-market leases, along with the net of right-of-use assets- operating leases and right-of-use assets- finance lease, resulting from above-and below-market leases, straight-line rent, acquisition expenses in connection with business combination transactions, discount amortization related to the deferred liability in connection with the internalization transaction, impairment loss on goodwill, (gain) loss on extinguishment of debt, amortization of deferred financing costs and stock-based compensation. Other REITs may use different methodologies for calculating AFFO and, accordingly, the Company’s AFFO may not be comparable to other REITs.
FFO and AFFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operational performance. The method used to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operating performance and considered more prominent than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

The following is a reconciliation of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO and AFFO for the years ended December 31, 2021 and 2020 (amounts in thousands, except share data and per share amounts):

	Year Ended December 31,
	2021	2020
Net income attributable to common stockholders	$402,660	$36,776
Adjustments:
Depreciation and amortization (1)	81,999	105,476
Gain on real estate disposition from continuing operations	(89)	(3,142)
Gain on real estate dispositions from discontinued operations	(395,801)	—
Impairment loss on real estate	27,166	—
FFO attributable to common stockholders	$115,935	$139,110
Adjustments:
Amortization of intangible assets and liabilities (2)	(1,098)	(4,680)
Reduction in the carrying amount of right-of-use assets - operating leases and finance lease, net	860	970
Straight-line rent (3)	(15,503)	(21,161)
Internalization transaction expenses (4)	—	3,640
Amortization of discount of deferred liability	272	54
Impairment loss on goodwill (5)	671	—
Loss on extinguishment of debt	28,751	—
Amortization of deferred financing costs	3,425	3,884
Stock-based compensation	2,379	437
AFFO attributable to common stockholders	$135,692	$122,254
Weighted average common shares outstanding - basic	223,325,293	221,436,617
Weighted average common shares outstanding - diluted	224,293,339	221,622,444
Net income per common share - basic	$1.80	$0.17
Net income per common share - diluted	$1.79	$0.17
FFO per common share - basic	$0.52	$0.63
FFO per common share - diluted	$0.52	$0.63
AFFO per common share - basic	$0.61	$0.55
AFFO per common share - diluted	$0.60	$0.55

(1)During the years ended December 31, 2021 and 2020, the Company wrote off in-place intangible assets in the amounts of approximately $1.1 million and $4.7 million, respectively, by accelerating the amortization of the acquired intangible assets.
(2)    Under GAAP, certain intangibles are accounted for at cost and reviewed for impairment. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, AFFO provides useful supplemental information on the performance of the real estate. During the year ended December 31, 2020, the Company wrote off an above-market lease intangible asset in the amount of approximately $0.3 million, by accelerating the amortization of the acquired intangible asset and one below-market lease intangible liability in the amount of approximately $2.0 million by accelerating the amortization of the acquired intangible liability
(3)    Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays, if applicable). This may result in income recognition that is significantly different than the underlying contract terms. During the years ended December 31, 2021 and 2020, the Company wrote off approximately $0.1 million and $0.1 million, respectively, of straight-line rent. By adjusting for the change in straight-line rent receivable, AFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with the Company's analysis of operating performance.
(4)    Under GAAP, acquisition fees and expenses related to transactions determined to be business combinations are expensed as incurred. Internalization transaction expenses consisted primarily of legal fees, as well as fees for other professional and financial advisors incurred in connection with the internalization transaction. The Company believes that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of ongoing operations and aligns with its analysis of operating performance.
(5)    During the year ended December 31, 2021, the Company wrote off goodwill related to three reporting units in the amount of approximately $0.7 million, which was originally recognized as a part of the internalization transaction on September 30, 2020. The Company believes that adjusting for such non-recurring items provides useful supplemental information because such adjustments may not be reflective of ongoing operations and aligns with its analysis of operating performance.

P.O. BOX 8016, CARY, NC 27512-9903

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PROXY TABULATOR
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CARY, NC 27512-9916

Sila Realty Trust, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 19, 2022

TIME: Thursday, July 7, 2022 1:00 PM, Local Time
PLACE: 1001 Water Street, Suite 800, Tampa, FL 33602

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael A. Seton, Chief Executive Officer and President of Sila Realty Trust, Inc., and Kay C. Neely, Chief Financial Officer, Executive Vice President, Treasurer and Secretary of Sila Realty Trust, Inc. (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sila Realty Trust, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sila Realty Trust, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE DIRECTORS LISTED BELOW AND FOR PROPOSALS 2, 3 AND 4

	PROPOSALS	YOUR VOTE		
1.	The election of six directors to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified:	FOR	WITHHOLD	
	1.01 Jonathan Kuchin	☐	☐	
	1.02 Adrienne Kirby	☐	☐	
	1.03 Roger Pratt	☐	☐	
	1.04 Michael Seton	☐	☐	
	1.05 Z. Jamie Behar	☐	☐	
	1.06 Verett Mims	☐	☐	
		FOR	AGAINST	ABSTAIN
2.	The adoption of our Third Articles of Amendment and Restatement.	☐	☐	☐
3.	The approval (on a non-binding advisory basis) of our executive compensation as described in this proxy statement (say-on-pay).	☐	☐	☐
4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

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